Exhibit 10.1

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THE PROVIDENCE SERVICE CORPORATION

And each of the Additional Borrowers Listed on Exhibit A,

as Borrowers

with

HEALTHCARE BUSINESS CREDIT CORPORATION

as Lender

i

EXHIBITS AND SCHEDULES

Exhibit A	–	Additional Borrowers
Exhibit 2.1(b)	–	Form of Revolving Credit Note
Exhibit 2.2(b)	–	Form of Borrowing Base Report
Exhibit 2.2(c)	–	Form of Advance Request
Exhibit 2.4(c)	–	Form of Term Note
Exhibit 6.8	–	Form of Officer’s Certificates
Exhibit 7.4	–	Form of Joinder Agreement

Schedule 1	–	Ineligible Obligors and Concentration Limits

Schedule 2	–	Borrowers’ States of Qualifications
	–	Chief Executive Office
	–	Places of Business/Other Names
	–	Provider Identification Numbers
	–	Pending Litigation
	–	Permitted Liens
	–	Fiscal Year End
	–	Tax I.D. Numbers
	–	Existing Transactions and Arrangements with Affiliates
	–	Existing Guaranties, Investments and Borrowings
	–	Other Associations
	–	Environmental Matters
	–	Capital Stock
	–	Commercial Tort Claims
	–	Letter of Credit Rights
	–	Intellectual Property

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This Amended and Restated Loan and Security Agreement (“Agreement”) is dated this 30th day of September, 2003, by and among The Providence Service Corporation, a Delaware corporation (“Providence”), each of the Persons listed on Exhibit A attached hereto (together with Providence, each individually a “Borrower”, and collectively, the “Borrowers”), and Healthcare Business Credit Corporation, a Delaware corporation, as lender (“Lender”).

BACKGROUND

A. Certain of the Borrowers, the Lender and the Non-Profit Borrowers (as hereinafter defined) are parties to that certain Loan and Security Agreement dated as of January 9, 2003, as amended (the “Original Loan Agreement”) pursuant to which the Lender has extended certain credit facilities to the Borrowers thereunder.

B. Providence and the other Borrowers under the Original Loan Agreement have requested that Lender: (i) release each of the Non-Profit Borrowers from their obligations under the Original Loan Agreement and all documents, instruments, and agreements executed in connection therewith (collectively, together with the Original Loan Agreement, the “Original Loan Documents”); (ii) establish new credit facilities in favor of each such Non-Profit Borrower; (iii) permit the New Borrowers (as hereinafter defined) to become party to the Original Loan Agreement as Borrowers thereunder; and (iv) extend the Term Loan Maturity Date as originally set forth in Original Loan Agreement.

C. The Lender is willing so to release the Non-Profit Borrowers and establish new credit facilities in favor of each of the Non-Profit Borrowers, to extend the Term Loan Maturity Date, and join the New Borrowers as Borrowers under the Original Loan Agreement, and, in connection therewith, the Borrowers and the Lender desire to amend and restate the Original Loan Agreement in its entirety.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1. DEFINITIONS AND INTERPRETATION

1.1 Terms Defined.

As used in this Agreement, the following terms have the following respective meanings:

“Account” means: (a) all payments and all rights to receive payments owing to a Borrower from an Obligor, together with all unbilled work-in-process for services rendered or goods delivered, arising in connection with the Borrowers’ Business (whether such services are supplied by Borrowers or a third party), including without limitation, all health-care insurance receivables and other rights to reimbursement and/or payment under any agreements with an Obligor; (b) all accounts, general intangibles, rights, remedies, guarantees, supporting obligations, letter of credit rights and security interests in respect of the foregoing, all rights of enforcement and collection, all books and records evidencing or related to the foregoing, and all rights under this Agreement in respect of the foregoing; (c) all information and data compiled or derived by Borrowers or to which Borrowers are entitled in respect of the foregoing (other than any such information and data subject to legal restrictions of patient confidentiality); and (d) all products and proceeds of any of the foregoing.

“Accounts Detail File” has the meaning set forth in Section 2.2(b) hereof.

“Acquisition” means the purchase or acquisition of all or substantially all of the assets or Capital Stock of any Person, or all or substantially all of an operating division or business unit of any Person, or the merger or consolidation of any Person with (i) a Borrower, or (ii) a Subsidiary or Affiliate of a Borrower which becomes a Borrower hereunder pursuant to a Joinder Agreement in form and substance satisfactory to the Lender.

“Advance(s)” means any monies advanced or credit extended (including without limitation the Loans) to or for the benefit of Borrowers by Lender, under the Revolving Credit.

“Advance Rate” means with respect to all Eligible Accounts, 85%.

“Advance Request” has the meaning set forth in Section 2.2(c) hereof.

“Affiliate” means with respect to any Person (the “Specified Person”), (a) any Person which directly or indirectly controls, or is controlled by, or is under common control with, the Specified Person, and (b) any director or officer (or, in the case of a Person which is not a corporation, any individual having analogous powers) of the Specified Person or of a Person who is an Affiliate of the Specified Person within the meaning of the preceding clause (a). For purposes of the preceding sentence, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, or direct or indirect ownership (beneficially or of record) of, or direct or indirect power to vote, ten percent (10.0%) or more of the outstanding shares of any class of capital stock of such Person (or in the case of a Person that is not a corporation, ten percent (10.0%) or more of any class of equity interest). For the avoidance of doubt, none of the Non-Profit Borrowers shall be deemed to be an Affiliate of any of the Borrowers.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“AmSouth Provider Agreement” means that certain Depository Agreement dated as of January 9, 2003, by and among certain of the Borrowers, the Non-Profit Borrowers, AmSouth Bank and the Lender.

“Applicable Margin” means (i) with respect to amounts outstanding under the Revolving Credit, two percent (2.0%), and (ii) with respect to amounts outstanding under the Term Loan, two and one half percent (2.50%).

“Authorized Officer” means the chairman, chief executive officer, president, chief financial officer, secretary, treasurer, and any additional officer, employee, member or partner of Borrower Agent authorized by specific resolution of the Borrower Agent to request Loans, as set forth in the incumbency certificate of the Borrower Agent referred to in Section 4.1(d) of this Agreement.

“Bank of Tucson Provider Account Agreement” means that certain Provider Account Agreement, dated as of January 9, 2003, among Bank of Tucson, certain of the Borrowers, the Non-Profit Borrowers, and the Lender, as amended by letter agreement dated of even date herewith.

“Billing Date” means with respect to an Account, the date on which the applicable Borrower bills the Obligor for the goods and/or the services that gave rise to such Account.

“Borrower Agent” has the meaning set forth in Section 2.10(b).

“Borrowers” means (i) each of the Persons named in the preamble hereto as a Borrower, and (ii) each other Person that may be joined as a Borrower hereunder pursuant to a Joinder Agreement.

“Borrowing Base” means, at any date, an amount equal to the product of (i) the Estimated Net Value of all Eligible Accounts as of such date times (ii) the Advance Rate; provided, however, that the maximum amount included in the Borrowing Base attributable to Unbilled Accounts shall at no time exceed 50% of the portion of the Borrowing Base attributable to Accounts for which an invoice has been sent to the applicable Obligor.

“Borrowing Base Deficiency” means, as of any date, the amount, if any, by which (a) the aggregate outstanding principal amount of all Advances outstanding as of such date exceeds (b) the Maximum Revolving Credit as of such date.

“Borrowing Base Excess” means, as of any date, the amount, if any, by which (a) the Borrowing Base as of such date exceeds (b) the sum of the aggregate outstanding principal amount of all Advances outstanding as of such date.

“Borrowing Base Report” has the meaning set forth in Section 2.2(b) hereof.

“Business” means the Borrowers’ business, which consists of providing a variety of human services, including, without limitation, behavioral health care services, foster care, network management, case management, home-based and community-based counseling, school-based services, and substance abuse treatment.

“Business Day” means any day other than a Saturday, Sunday or any day on which banking institutions in Philadelphia, Pennsylvania are permitted or required by law, executive order or governmental decree to remain closed or a day on which Lender is closed for business.

“Camelot Pledge Agreement” means that certain Pledge and Security Agreement dated as of January 9, 2003, made by Camelot Care Corporation, as pledgor, in favor of the Lender, as secured party, relating to all of the outstanding Capital Stock of such pledgor’s directly owned Subsidiaries.

“Capitalized Lease” means, as applied to any Person, any lease of property (whether real, personal or mixed) by such Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person. The amount of the lessee’s obligation under a Capital Lease for purposes of this Agreement shall be the amount required to be accounted for as indebtedness on the balance sheet of the lessee in accordance with GAAP.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person other than a corporation, and any and all warrants or options to purchase any of the foregoing.

“CHAMPUS” means the Civilian Health and Medical Program of the Uniformed Services, a part of TRICARE, a medical benefits program supervised by the U.S. Department of Defense.

“Change of Control” means the time at which:

(a) Any Person (other than a Person who is or becomes a Borrower hereunder) or group (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of at least twenty-five percent (25%) of the Voting Stock (based on voting power, in the event different classes of stock shall have different voting powers) of any Borrower, or such Person or group shall otherwise obtain the power to control the election of the Board of Directors of such Borrower;

(b) There shall be consummated any consolidation or merger of any Borrower pursuant to which such Borrower’s common stock (or other Capital Stock) would be converted into cash, securities or other property, other than a merger or consolidation (i) of a Borrower with or into another Borrower or a Person who becomes a Borrower hereunder, or (ii) in which the holders of such common stock (or other Capital Stock) immediately prior to the merger have the same proportionate ownership, directly or indirectly, of common stock of the surviving corporation immediately after the merger as they had of the applicable Borrower’s common stock (or other Capital Stock) immediately prior to such merger, or (iii) which shall constitute or be a part of a Permitted Acquisition;

(c) All or substantially all of a Borrower’s assets shall be sold, leased, conveyed or otherwise disposed of as an entirety or substantially as an entirety to any Person (other than a Person who is or becomes a Borrower hereunder) in one or a series of transactions; or

(d) Fletcher J. McCusker shall cease for any reason to serve actively as chairman or chief executive officer in the day-to-day management of each of the Borrowers, and (i) within thirty (30) days after the date of such cessation, Borrowers shall have failed to retain an executive search firm reasonably acceptable to Lender (which acceptance shall not be unreasonably withheld or delayed) to identify a candidate for the position of chief executive officer (or chairman, as the case may be) of the relevant Borrowers, or (ii) within one hundred twenty (120) days after the date of such cessation, the relevant Borrowers shall not have appointed a new chief executive officer reasonably acceptable to lender (which acceptance shall not be unreasonably withheld or delayed).

“Closing” has the meaning set forth in Section 4.3 hereof.

“Closing Date” has the meaning set forth in Section 4.3 hereof.

“Collateral” has the meaning set forth in Section 3.1(a).

“Collections” means with respect to any Account, all cash collections or collections of instruments on such Account.

“Collection Account” has the meaning set forth in Section 2.9(a) hereof.

“Commitment(s)” means individually, the Revolving Credit Commitment and the Term Loan Commitment, and collectively, both of them.

“Concentration Limits” means the various financial tests, expressed as percentages of the then current ENV of all Eligible Accounts, described on Schedule 1 as in effect from time to time.

“Contract” means an agreement by which an Obligor is obligated to pay Borrowers for services rendered in connection with Borrowers’ Business.

“Credit Facility(ies)” means each of the Revolving Credit, the Term Loan, and any other credit facility extended hereunder by Lender to Borrowers.

“Debt Service Coverage Ratio” means, for any period, the ratio of (a) EBIDA, to (b) the sum of (i) interest expense, plus (ii) the current portion of long-term debt, plus (iii) the current portion of lease payments under Capitalized Leases, plus (iv) all cash payments of principal or premium on account of Subordinated Debt during such period, plus (v) Withdrawals paid in cash during such period, all as determined for the Borrowers on a consolidated basis in accordance with GAAP, provided that in determining the Debt Service Coverage Ratio, there shall be excluded from such calculation any amounts attributable to any Subsidiary which is not a Borrower hereunder. For any measurement period hereunder during which any Borrower may have consummated a Permitted Acquisition or other merger, consolidation, or acquisition permitted under Section 7.1(b) below, the EBIDA of the Borrowers shall be determined on a pro forma basis as though such transaction had occurred on the first day of such measurement period, and such adjustments to EBIDA shall be made prior to measuring EBIDA for any such period.

“Default Rate” means 300 basis points above the interest rate otherwise applicable on the Loans.

“Defaulted Account” means an Account (a) as to which the initial ENV has not been received in full as Collections within (i) 150 days of the Billing Date, and (ii) 180 days of the date of service, or (b) which has not been billed to the applicable Obligor within 30 days of the date of service and remains unbilled at the date of determination, or (c) which was not billed to the applicable Obligor within 60 days of the date of service, regardless of whether it has been billed subsequently, or (d) which Lender deems uncollectible in the reasonable exercise of its credit judgment because of the bankruptcy or insolvency of, or other adverse event impacting, the applicable Obligor.

“Download Date” has the meaning set forth in Section 2.2(b) hereof.

“EBIDA” means, for any fiscal period for the Borrowers and their Subsidiaries, the sum of (i) net income, plus (ii) interest expense, plus (iii) depreciation and amortization expense, all as determined on a consolidated basis in accordance with GAAP, but excluding any adjustments to earnings resulting from non-cash items in connection with the IPO Transaction, such adjustments to include, without limitation, non-cash stock compensation expense and/or non-cash client service expense for stock and option valuations resulting from the IPO Transaction offering price.

“Eligible Account” means an Account of Borrowers:

(a) Which is a liability of an Obligor which is (i) a commercial insurance company acceptable to Lender, organized under the laws of or authorized to do business as a commercial insurance company in, any jurisdiction in the United States, having its principal office in the United States, other than those listed on Schedule 1 as ineligible, or (ii) a Blue Cross/Blue Shield Plan, other than those listed on Schedule 1 as ineligible, or (iii) CHAMPUS, or (iv) a HMO, PPO, POS or other health care plan acceptable to Lender, other than those listed on Schedule 1 as ineligible, or (v) a federal, state or local governmental unit or any intermediary for a federal, state or local governmental unit or an institutional Obligor acceptable to Lender, other than those listed on Schedule 1 as ineligible, or (vi) any other type of Obligor not included in the categories of Obligors listed in the foregoing clauses (i) through (v), which is organized under the laws of any jurisdiction in the United States, having its principal office in the United States (unless Lender shall consent (which consent shall not be unreasonably withheld or delayed) and Lender shall reasonably determine that its lien on such Account is perfected and Lender would be able to pursue collection of such Account under applicable local law), and which is not listed on Schedule 1 as an ineligible Obligor;

(b) The Obligor of which is not an Affiliate of Borrowers, a Non-Profit Borrower or any Affiliate thereof;

(c) Following the Lockbox Trigger Event and imposition of the Lockboxes by the Lender, the Obligor of which has received a letter substantially in the form of Exhibit 4.2.;

(d) As to which the representations and warranties of Section 5.20 hereof are true;

(e) Which is not payable by an Obligor who is the individual patient or person who received the goods or services rendered;

(f) Which is not outstanding more than (i) 150 days past the Billing Date in the case of Accounts that have been billed, and (ii) 30 days past the date the corresponding services and/or goods were provided in the case of Unbilled Accounts; provided that in no event may the Account be outstanding more than 180 days past the date the corresponding services and/or goods were provided;

(g) The Obligor on which, at the time of determination, does not have more than fifty (50%) percent of the Estimated Net Value of its Accounts owing to Borrowers constituting Defaulted Accounts; and

(h) Which complies with such other criteria and requirements as may be specified from time to time by Lender in the reasonable exercise of its credit judgment.

In calculating the amount of any Eligible Account, there shall be excluded the portion of such Account constituting late charges or finance charges, if any.

“EOS” means collectively, EOS Partners SBIC, L.P. and EOS Partners SBIC II, L.P.

“EOS Subordinated Notes” means, collectively, (i) that certain Subordinated Promissory Note issued by Providence in favor of EOS Partners SBIC, L.P. in an original principal amount of $2,975,000, and (ii) that certain Subordinated Promissory Note issued by Providence in favor of EOS Partners SBIC II, L.P. in the original principal amount of $525,000, each dated August 22, 2003.

“Equipment” means all of Borrowers’ now owned or hereafter acquired equipment, wherever located, including machinery, data processing and computer equipment, including vehicles, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and all substitutions and replacements therefor, wherever located, and further including, without limitation, all computer hardware and software (including embedded software) and all rights with respect thereto, including any and all licenses, options, warranties, service contracts, program services, test rights, maintenance rights, support rights, improvement rights, renewal rights and indemnifications.

“Estimated Net Value” or “ENV” means on any date of calculation with respect to any Account an amount equal to the anticipated cash collections as calculated by Lender using the Value Track System™ (which system periodically adjusts such amount to reflect Lender’s reasonable evaluation of the performance of similar Accounts and to reflect payments received with respect thereto), except that if Lender reasonably determines that all Obligor payments with respect to an Account have been made or if an Account has become a Defaulted Account, the ENV of such Account shall be zero.

“Event of Default” has the meaning set forth in Section 8.1 hereof.

“Expenses” has the meaning set forth in Section 9.5 hereof.

“First Union Provider Account Agreement” means that certain Provider Account Agreement, dated January 9, 2003, among First Union National Bank, the Borrowers, the Non-Profit Borrowers, and the Lender, as amended by letter agreement dated of even date herewith.

“Funding Date” has the meaning set forth in Section 2.2(a) hereof.

“GAAP” means generally accepted accounting principles, applied consistently with the financial statements required to be delivered hereunder, except to the extent provided otherwise in Section 1.3 hereof.

“Governmental Authority” means any federal, state, local or other governmental department, commission, board, bureau, agency, central bank, court, tribunal or other instrumentality or authority or subdivision thereof, domestic or foreign, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Hazardous Substances” means any substances defined or designated as hazardous or toxic waste, hazardous or toxic material, hazardous or toxic substance or similar term, by any environmental statute, rule or regulation of any governmental entity presently in effect and applicable to such real property.

“HIPAA” has the meaning set forth in Section 9.20.

“Indebtedness” of a Person at a particular date shall mean, without duplication, all indebtedness, debt and other similar monetary obligations of such Person whether direct or guaranteed (including principal, interest, fees and charges), in each case, for borrowed money or for the deferred purchase price of property or services (other than trade payables and accrued expenses arising in the ordinary course of business), and all premiums, if any, due at the required prepayment dates of such indebtedness, the maximum amount available to be drawn under all letters of credit issued for the account of such Person, all obligations of such Person under Capitalized Leases, all obligations of such Person to pay a specified purchase price for goods or services whether or not delivered or accepted (i.e., take-or-pay and similar obligations), all obligations of such Person under interest rate protection agreements and other hedging agreements, all obligations of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends, distributions or other obligations of any other Person in any manner, and all indebtedness secured by a lien on assets owned by such Person, whether or not such indebtedness actually shall have been created, assumed or incurred by such Person. Any Indebtedness of such Person resulting from the acquisition by such Person of any assets subject to any lien shall be deemed, for the purposes hereof, to be the equivalent of the creation, assumption and incurring of the Indebtedness secured thereby, whether or not actually so created, assumed or incurred.

“Initial Revolving Credit Term” has the meaning set forth in Section 2.1(c).

“Inventory” means all of Borrowers’ now owned or hereafter existing or acquired goods, wherever located, that (a) are leased by a Borrower as lessor, (b) are held by a Borrower for sale or lease or to be furnished under a contract of service, or (c) consist of raw materials, work in process, finished goods or materials used or consumed in its business.

“IPO Transaction” means the initial public offering of Providence’s common stock and the transactions related thereto, all on terms generally as described in Providence’s Registration Statement on Form S-1 filed with the United States Securities and Exchange Commission on June     , 2003.

“Joinder Agreement” shall mean a Joinder Agreement in substantially the form attached hereto as Exhibit 7.4, pursuant to which a Person shall become a Borrower hereunder in connection with an Acquisition or otherwise.

“Lender” has the meaning set forth in the preamble to this Agreement.

“Leverage Ratio” means, for any period, the ratio of (a) Senior Debt, to (b) EBIDA, as determined for Borrowers on a consolidated basis in accordance with GAAP, provided that in determining the Leverage Ratio, there shall be excluded from such calculation any amounts attributable to any Subsidiary which is not a Borrower hereunder. For any measurement period hereunder during which any Borrower may have consummated a Permitted Acquisition or other merger, consolidation, or acquisition permitted under Section 7.1(b) below, the EBIDA of the Borrowers shall be determined on a pro forma basis as though such transaction had occurred on the first day of such measurement period, and such adjustments to EBIDA shall be made prior to measuring EBIDA for any such period.

“Lien” means any lien, encumbrance, mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement or other preferential arrangement, or charge (including, any conditional sale or other title retention agreement, or finance lease) of any kind.

“Loan(s)” means each advance of funds by the Lender to the Borrowers hereunder, specifically including, without limitation, the Advances and the Term Loan (including all Term Advances made thereunder).

“Loan Documents” means this Agreement, the Revolving Credit Note, the Term Note, the Provider Account Agreements and all agreements relating to the Lockboxes, the Pledge Agreements, the Management Fee Subordination Agreements, all financing statements, and any other agreements, instruments, documents and certificates delivered in connection with this Agreement.

“Lockbox” means each lockbox bank account in the name of one or more of the Borrowers maintained at a Lockbox Bank, or such other bank as is acceptable to Lender, to which Collections on all Accounts shall be sent, following the occurrence of a Lockbox Trigger Event.

“Lockbox Bank(s)” means individually and collectively, (i) AmSouth Bank, (ii) Bank of Tucson, (iii) Wachovia Bank, National Association, and/or (iv) such other bank that is acceptable to Lender.

“Lockbox Trigger Event” means the first to occur of (i) an Event of Default, or (ii) the submission by the Borrowers of any Advance Request or Term Advance Request hereunder.

“Management Agreement(s)” means individually and collectively: (i) that certain Management Services Agreement dated as of July 1, 2003, between Camelot Community Care, Inc., as the managed entity, and Family Preservation Services, Inc., as the manager, relating to the State of Ohio; (ii) that certain Management Services Agreement dated as of July 1, 2003, between Intervention Services, Inc., as the managed entity, and Providence, as the manager; (iii) that certain Management Services Agreement dated as of July 1, 2003, between Family Preservation Services of South Carolina, Inc., as the managed entity, and Family Preservation Services, Inc., as the manager; (iv) that certain Management Services Agreement dated as of July 1, 2003, between Camelot Community Care, Inc., as the managed entity, and Providence, as the manager, relating to the State of Florida; (v) that certain Management Services Agreement dated as of July 1, 2003, between Camelot Community Care, Inc., as the managed entity, and Providence, as the manager; (vi) that certain Management Services Agreement dated as of July 1, 2003, between Camelot Community Care, Inc., as the managed entity, and Family Preservation Services, Inc., as the manager, relating to the State of Michigan; (vii) that certain Management Services Agreement dated as of July 1, 2003, between Camelot Community Care, Inc., as the managed entity, and Family Preservation Services, Inc., as the manager; (viii) that certain Management Services Agreement dated as of July 1, 2003, between Camelot Community Care, Inc., as the managed entity, and Family Preservation Services, Inc., as the manager, relating to the State of Indiana; (ix) that certain Management Services Agreement dated as of July 1, 2003, between Camelot Community Care, Inc., as the managed entity, and Family Preservation Services, Inc., as the manager, relating to the State of Illinois; and (x) additional management services agreements that may be entered into between Providence or one of its Affiliates as the manager and any Non-Profit Borrower as the managed entity, provided that (A) the management fees payable thereunder have been approved by an independent valuation fairness opinion, and (B) such agreement has been approved by the Lender in writing (which approval shall not be unreasonably withheld or delayed), as each of the same may be amended, supplemented or replaced with the prior written consent of Lender (which consent shall not be unreasonably withheld or delayed.

“Management Fee Subordination Agreement(s)” means each Subordination Agreement dated of even date herewith executed by the Brrowers in favor of the Lender relating to Indebtedness of the Non-Profit Borrowers in favor of the Borrowers, including, without limitation, all Management Fees payable by the Non-Profit Borrowers pursuant to the Management Agreements, each such agreement to be in form and substance satisfactory to Lender.

“Management Fees” means management service fees, expenses and other amounts payable by the Borrower under any Management Agreement.

“Material Adverse Effect” means a material adverse effect on (i) the business, assets, condition (financial or otherwise), or results of operations of the Borrowers taken as a whole; (ii) the ability of the Borrowers to perform their obligations under this Agreement and the other Loan Documents (including, without limitation, repayment of the Obligations as they come due); (iii) the validity or enforceability of this Agreement, the other Loan Documents, or the rights or remedies of Lender hereunder and thereunder (including, without limitation, the ability of Lender to enforce the Obligations or realize upon any material portion of the Collateral); (iv) the value of the Collateral; or (v) the priority of Lender’s Liens with respect to the Collateral.

“Maximum Revolving Credit” means as of any date, the lesser of (i) the Revolving Credit Commitment, or (ii) the Borrowing Base.

“New Borrowers” means Providence Service Corporation of Delaware, a Delaware corporation, and Family Preservation Services of Washington D.C., Inc., a District of Columbia corporation.

“Non-Profit Borrowers” means each of (i) Camelot Community Care, Inc., a Florida corporation not-for-profit, (ii) Family Preservation Services of S.C., Inc., a South Carolina nonprofit corporation (iii) Intervention Services, Inc., a Florida corporation not-for-profit.

“Non-Profit Borrower Loan Agreement(s)” means each of those three (3) certain Loan and Security Agreements dated as of even date herewith, between Lender and each of the Non-Profit Borrowers.

“Monitoring Fee” has the meaning set forth in Section 2.5(e).

“Obligations” means all now existing or hereafter arising debts, obligations, covenants, and duties of payment or performance of every kind, matured or unmatured, direct or contingent, owing, arising, due, or payable to Lender, by or from Borrowers, whether arising out of this Agreement or any other Loan Document or otherwise, including, without limitation, all obligations to repay principal of and interest on all the Loans, and to pay interest, fees, costs, charges, expenses, professional fees, and all sums chargeable to Borrowers under the Loan Documents, whether or not evidenced by any note or other instrument.

“Obligor” means the party primarily obligated to pay an Account.

“Original Loan Agreement” has the meaning set forth in the Recitals to this Agreement.

“Original Loan Documents” has the meaning set forth in the Recitals to this Agreement.

“Person” means any individual, corporation, partnership, limited liability partnership, limited liability company, association, trust, unincorporated organization, joint venture, court or government or political subdivision or agency thereof, or other entity.

“Permitted Acquisition” means (i) an Acquisition financed with the proceeds of a Term Advance made by Lender pursuant to Section 2.4 hereof, or (ii) any of the following:

(a) the acquisition by a Borrower of all of the outstanding Capital Stock, or all or a substantial portion of the assets, or all or substantially all of an operating division or business unit, of any other entity;

(b) a merger or consolidation of a Borrower with any other entity in which such Borrower is the surviving corporation or such surviving corporation becomes a Borrower and executes a Joinder Agreement and such other documents as reasonably requested by Lender; or

(c) the lending to or other investment in any corporation, partnership, joint venture, limited liability company or other business organization, or the purchase of any debt or equity securities or instruments issued by any such entity;

(d) so long as, in the case of any such transaction referred to in this clause (ii), (w) such other entity is engaged in a line of business substantially similar to that permitted pursuant to Section 6.3 hereof, (x) promptly after the consummation of such transaction, Lender has a perfected, first priority security interest in the assets and equity interests acquired by the Borrowers in the transaction (subject to Permitted Liens), (y) no Unmatured Event of Default or Event of Default exists and is continuing immediately prior to or immediately after the consummation of such transaction and, after giving effect to such transaction, the Borrowers are in pro forma compliance with the provisions of Section 6.6 hereof, and (z) the fair market value of the consideration exchanged in such transaction does not exceed (A) $1,000,000 with respect to such transaction, or (B) $2,500,000 in the aggregate with respect to such transaction and any other Permitted Acquisitions consummated during the preceding twelve (12) months.

“Permitted Liens” has the meaning set forth in Section 5.6.

“Pledge Agreement(s)” means collectively, the Providence Pledge Agreement and the Camelot Pledge Agreement.

“Prime Rate” means the highest per annum rate of interest referenced as the “Prime Rate” as reported in the Money Rates Section of The Wall Street Journal, on the date of determination. If The Wall Street Journal is not published on such Business Day or does not report such rate, such rate shall be as reported by such other publication or source as Lender may select.

“Property” means an interest of Borrowers in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Providence Pledge Agreement” means that certain Pledge and Security Agreement dated as of January 9, 2003, made by Providence, as pledgor, in favor of the Lender, as secured party, relating to all of the outstanding Capital Stock of Providence’s directly owned Subsidiaries as amended by letter agreement dated as of the Closing Date.

“Provider Account Agreements” means, collectively, the AmSouth Provider Account Agreement, the Bank of Tucson Provider Account Agreement, the Wachovia Provider Account Agreement, and each other provider account, lockbox, depository or similar agreement among the Borrowers, the Lender, and a Lockbox Bank, relating to a Lockbox that may be entered into from time to time in connection with this Agreement.

“Providence” has the meaning set forth in the preamble to this Agreement.

“Repayment Date” has the meaning set forth in Section 2.4(d) hereof

“Revolving Credit” has the meaning set forth in Section 2.1(a).

“Revolving Credit Commitment” means an amount equal to $10,000,000 or such lesser amount as determined from time to time after giving effect to any voluntary reductions by the Borrowers under Section 2.5(c).

“Revolving Credit Maturity Date” has the meaning set forth in Section 2.1(c).

“Revolving Credit Note” has the meaning set forth in Section 2.1(b).

“Securities” has the meaning set forth in Section 6.14 hereof.

“Senior Debt” means all Indebtedness of the Borrowers on a consolidated basis, excluding Subordinated Debt.

“Shareholder” means, as applicable, a shareholder, member or partner of the Borrowers.

“Subordinated Debt” means the Indebtedness due a Subordinating Creditor (and the note(s) evidencing such) which has been subordinated, by a Subordination Agreement, to the prior payment and satisfaction of the Obligations.

“Subordinating Creditor” means (i) EOS and (ii) any other Person hereafter executing a Subordination Agreement and, in each case, their respective successors and assigns.

“Subordination Agreement” means each agreement executed by or otherwise binding upon a Subordinating Creditor, pursuant to which Subordinated Debt is subordinated to the prior payment and satisfaction of the Obligations, in form and substance reasonably satisfactory to Lender; it being understood that the subordination provisions contained in the EOS Subordinated Notes is in form and substance satisfactory to Lender.

“Subsidiary” shall mean any Person (other than an individual or a court or governmental or political subdivision or agency thereof) of which the designated parent shall at any time own, directly or indirectly through a Subsidiary or Subsidiaries, at least a majority (by number of votes) of the outstanding Voting Stock.

“Term Advance(s)” has the meaning set forth in Section 2.4(a).

“Term Advance Request” has the meaning set forth in Section 2.4(b).

“Term Loan” means the term loan to be made by the Lender to the Borrowers in the form of one or more Term Advances provided in Section 2.4 hereof.

“Term Loan Commitment” means the commitment of the Lender to make the Term Loan to the Borrowers, in the maximum principal amount equal to $10,000,000 or such lesser amount as determined from time to time after giving effect to any voluntary reductions by the Borrowers under Section 2.5(c).

“Term Loan Maturity Date” means December 31, 2006.

“Term Note” has the meaning set forth in Section 2.4(c) hereof.

“Termination Fee” has the meaning set forth in Section 2.5(c).

“Termination Fee Percentage” means, with respect to any Termination Payment: (A) three percent (3.0%), if the first prepayment of the Term Loan during the six (6) month period ending on the date of such Termination Payment occurred on or prior to the first anniversary of the date of this Agreement; (B) two and one-half percent (2.5%) if the first prepayment of the Term Loan during the six (6) month period ending on the date of such Termination Payment occurred after the first anniversary of the date of this Agreement, but on or prior to the second anniversary of the date of this Agreement; (C) two percent (2.0%) if the first prepayment of the Term Loan during the six (6) month period ending on the date of such Termination Payment occurred after the second anniversary of the date of this Agreement but on or prior to the third anniversary of the date of this Agreement; and (D) one percent (1%) if the first prepayment of the Term Loan during the six (6) month period ending on the date of such Termination Payment occurred after the third anniversary of the date of this Agreement but prior to the Term Loan Maturity Date.

“Termination Payment” has the meaning set forth in Section 2.5(c).

“TRICARE” means the medical program for active duty members, qualified family members, CHAMPUS eligible retirees and their family members and survivors, of all uniformed services.

“Unbilled Accounts” mean Accounts relating to services rendered in the ordinary course of Borrowers’ business which have been properly recorded in the applicable Borrower’s billing system and books and records, but for which an invoice has not yet been sent.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New Jersey.

“Unmatured Event of Default” means an event which with the passage of time, giving of notice or both, would become an Event of Default.

“Unused Line Fee” has the meaning set forth in Section 2.5(d).

“Value Track System™” means the proprietary business system used by Lender to value and record the status of Accounts.

“Voting Stock” shall mean Capital Stock having ordinary voting power to elect a majority of the board of directors (or Persons holding similar functions) of the Person involved, whether or not the right so to vote exists by reason of the happening of a contingency.

“Withdrawal” means payments made in respect of: (a) dividends or other distributions on Capital Stock of the Borrowers; (b) the redemption, repurchase or acquisition of Capital Stock or of warrants, rights or other options to purchase Capital Stock; and (c) loans and advances made to any officers, Affiliates and Shareholders.

1.2 Matters of Construction.

The terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. Unless otherwise provided, all references to any instruments or agreements to which Lender is a party, including, without limitation, references to any of the Loan Documents, shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof.

1.3 Accounting Principles.

Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, this shall be done in accordance with GAAP, to the extent applicable, except as otherwise expressly provided in this Agreement. Financial statements and other information required to be delivered by Borrowers to Lender shall be prepared in accordance with GAAP as in effect at the time of such preparation. Calculations in connection with the definitions, covenants and other provisions of this Agreement shall utilize GAAP as in effect on the date of determination; provided, however, that, if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and Borrowers or Lender shall so request, Lender and Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP, and until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP as in effect prior to such change therein.

1.4 Uniform Commercial Code.

All financing terms or terms related to the Collateral, not otherwise specifically defined, shall have the meanings, if any, accorded to them under the UCC.

SECTION 2. THE CREDIT FACILITIES

2.1 Revolving Credit Facility.

(a) Subject to the terms and conditions of this Agreement, Lender hereby establishes for the benefit of Borrowers a line of credit facility (the “Revolving Credit”) pursuant to which Lender shall, from time to time, make Advances to the Borrowers in the form of revolving credit loans. The aggregate outstanding amount of all Advances shall not at any time exceed the Maximum Revolving Credit. In no event shall the initial principal amount of any Advance be less than $25,000. Subject to such limitation, the aggregate outstanding balance of all Advances may fluctuate from time to time, to be reduced by repayments and prepayments made by Borrowers, to be increased by future Advances which may be made by Lender. If at any time there exists a Borrowing Base Deficiency, Borrowers shall immediately repay such Borrowing Base Deficiency in full. Lender has the right at any time, and from time to time, in its reasonable discretion (but without any obligation) to set aside reasonable reserves against the Borrowing Base in such amounts as it may deem appropriate. The Obligations of Borrowers under the Revolving Credit and this Agreement shall at all times be absolute and unconditional.

(b) At Closing, Borrowers shall execute and deliver a promissory note to Lender in the stated principal amount of Ten Million Dollars ($10,000,000) and payable in the principal amount of the Advances evidenced thereby (as may be amended, modified or replaced from time to time, the “Revolving Credit Note”). The Revolving Credit Note shall evidence Borrowers’ absolute and unconditional obligation to repay Lender for all Advances made by Lender under the Revolving Credit, with interest as herein and therein provided. Each and every Advance under the Revolving Credit shall be deemed evidenced by the Revolving Credit Note, which is deemed incorporated herein by reference and made a part hereof. The Revolving Credit Note shall be substantially in the form set forth in Exhibit 2.1(b) attached hereto and made a part hereof.

(c) The term of the Revolving Credit (“Initial Revolving Credit Term”) shall expire on December 31, 2006. All Advances shall be repaid on or before the earlier of the last day of the Initial Revolving Credit Term or upon termination of the Revolving Credit or termination of this Agreement (“Revolving Credit Maturity Date”). After the Revolving Credit Maturity Date no further Advances shall be available from Lender.

2.2 Funding Procedures.

(a) Subject to the terms and conditions of this Agreement and so long as no Event of Default or Unmatured Event of Default has occurred hereunder, Lender will make Advances to Borrowers (i) on Monday of each week (or such other day as mutually agreed by Borrowers and Lender, but no earlier than three (3) Business Days after the Download Date) (such day is referred to herein as the “Funding Date”, whether or not Borrowers have requested an Advance to be made on such date), and (ii) any other Business Day prior to the next week’s Funding Date, as Borrowers may request.

(b) Not later than 2:00 P.M. (Eastern Time) on Wednesday of each week (or such other day as mutually agreed by Lender and Borrowers) (such day is referred to herein as the “Download Date”), Borrowers will deliver to Lender the computer file data associated with the Accounts, which shall include, without limitation, changes in the Obligor reimbursement rates as well as other information reasonably required by Lender to enable Lender to process and value the outstanding Accounts of Borrowers on Lender’s Value Track System™ (as well as, following and during the continuation of an Event of Default, to bill and collect such Accounts) (the “Accounts Detail File”). Upon completion of the processing of the data with respect to such Accounts, Lender will prepare and deliver to Borrowers by no later than 5:00 p.m. (Eastern Time) on the first Business Day following the Download Date (or if such Accounts Detail File is not delivered until after 2:00 P.M. (Eastern Time) on the Download Date, the second Business Day following the Download Date), a report regarding the Borrowing Base then in effect, which shall be substantially in the form of Exhibit 2.2(b) (a “Borrowing Base Report”).

(c) On the Funding Date of each week, if Borrowers are in agreement with the facts stated in the Borrowing Base Report, Borrowers will sign and return the Borrowing Base Report to Lender. With respect to each Advance to be made on a date other than a Funding Date, Borrowers shall notify Lender by telephone, electronic mail, facsimile or in writing (such notice to be delivered no later than 11:00 a.m. (Eastern Time) if Borrowers desire an Advance to be made on the date of such request), specifying the amount and date (which shall be a Business Day) of the proposed Advance; such notice to be confirmed in writing by Borrowers providing to Lender, concurrently with the signed Borrowing Base Report relating to such Advance, a written request for such Advance substantially in the form of Exhibit 2.2(c) (an “Advance Request”). Upon receipt of any such request relating to a proposed Advance, Lender shall prepare and deliver to Borrower by no later than 2:00 p.m. (Eastern Time) on the date of Lender’s receipt of such request (or if Borrower notified Lender after 11:00 a.m. (Eastern Time) on such date, by 2:00 p.m. (Eastern Time) on the first Business Day following the Lender’s receipt of such notice), a revised Borrowing Base Report reconciling the Accounts included in the Borrowing Base for Collections received since the date of the last Borrowing Base Report signed by Borrowers. Borrowers shall verify and sign such Borrowing Base Report (provided the Borrowers are in agreement with the facts stated therein) and return the same to Lender.

(d) Subject to the terms and conditions of this Agreement, if the signed Borrowing Base Report and Advance Request are delivered to Lender before 3:00 P.M. (Eastern Time) on the Funding Date or the date of any requested Advance, Lender shall make an Advance on the such date (or the next Business Day if the signed Borrowing Base Report and Advance Request are delivered after 3:00 P.M. (Eastern Time)), in an amount equal to the lesser of (i) the amount of the Advance requested by Borrowers in the applicable Advance Request, or (ii) the Borrowing Base Excess as of such date.

(e) Each Borrowing Base Report and Advance Request may be delivered via telecopy and Borrowers acknowledge that Lender may rely on Borrowers’ signature by facsimile, which shall be legally binding upon Borrowers. In no event will Lender make any Advance on any Funding Date or other date of requested Advances unless Lender shall have received a signed Borrowing Base Report and Advance Request.

(f) Any Advances made by Lender hereunder shall bear interest at the rate applicable to Advances hereunder and under the Revolving Credit Note, shall be treated for all purposes as Loans hereunder, and shall be secured by all of the Collateral.

(g) The Lender’s determination of the Estimated Net Value of the Eligible Accounts and other amounts to be determined or calculated under this Agreement shall, in the absence of manifest error, be binding and conclusive.

2.3 Omitted.

2.4 The Term Loan.

(a) The Lender agrees, upon the terms and subject to the conditions hereof, to make the Term Loan to the Borrowers in a maximum principal amount not to exceed the Term Loan Commitment. The Term Loan shall be available to the Borrowers in multiple advances from the Closing Date to the Term Loan Maturity Date (the “Term Advances”). Term Advances shall be used by the Borrowers solely to fund Acquisitions permitted hereunder. The making of any Term Advance with respect to any Acquisition and the amount thereof, shall be within Lender’s sole discretion (except that the amount of a Term Advance may not exceed the amount requested by the relevant Borrower). Lender is under no obligation to make any Term Advance. The Term Loan (including all Term Advances) shall be secured by all of the Collateral.

(b) Each request by a Borrower for a Term Advance (a “Term Advance Request”) shall be submitted to Lender in writing, signed by an Authorized Officer of Borrower Agent, no less than thirty (30) days in advance of the proposed funding date for such Term Advance. Each Term Advance Request shall specify (i) the amount of the requested Term Advance, (ii) the proposed funding date (which shall be a Business Day), (iii) the proposed Acquisition, and (iv) the anticipated owner of the business to be acquired (which may be a Borrower or an Affiliate of a Borrower which, concurrently with the funding of such Term Advance and the closing of such Acquisition shall become a Borrower hereunder pursuant to a Joinder Agreement). In order to allow Lender to conduct its due diligence with respect to any proposed Acquisition, Borrowers shall deliver to Lender with the Term Advance Request (or as soon thereafter as reasonably practicable) such financial statements, reports and other information relative to the business proposed to be acquired, its assets, principals and such other matters relative to such business and the proposed Acquisition as Lender shall request. In the event of any material change in the proposed amount, funding date, transaction structure or any other matter relevant to a proposed Acquisition or Term Advance, Borrowers shall notify Lender as soon as practicable and provide to Lender any information required by Lender in order to evaluate the change in circumstances. Lender shall hold such financial statements, reports and other information confidential in accordance with the terms of any confidentiality agreement executed by Borrowers and disclosed to Lender and, upon the request of Borrowers, Lender shall execute counterparts to such confidentiality agreement and authorize the delivery of such counterparts to such Persons as Borrowers may reasonably request.

(c) At Closing, Borrowers shall execute and deliver a promissory note to Lender in the stated amount of the Term Loan Commitment and payable in the amount of the Term Advances evidenced thereby from time to time (as may be amended, modified or replaced from time to time, the “Term Note”). The Term Note shall evidence Borrowers’ absolute and unconditional obligation to repay Lender the full amount of the Term Advances made by Lender thereunder, with interest as herein and therein provided. The Term Note shall be substantially in the form set forth in Exhibit 2.4(c) attached hereto and made a part hereof. The Term Loan and all Term Advances thereunder shall be secured by all of the Collateral.

(d) The principal balance of the Term Loan shall be paid in consecutive monthly installments of principal payable on the first Business Day of each month (each such date, a “Repayment Date”), commencing with the first Repayment Date following the initial Term Advance hereunder and continuing through December 1, 2006. The monthly principal payment amount shall be set forth on a schedule to be prepared or updated by Lender and delivered to Borrowers on each date when a Term Advance is funded. Lender shall prepare or update such schedule (i) by reflecting the amount of the monthly principal payment due on each Repayment Date occurring prior to the Term Loan Maturity Date as the quotient obtained by dividing the sum of the original principal amounts of all Term Advances made by the Lender by sixty (60), and by reflecting the amount of the principal payment due on the Term Loan Maturity Date as the outstanding principal balance of the Term Loan as of the Term Loan Maturity Date. The entire outstanding balance of the Term Loan (including principal, unpaid interest, unpaid fees and Expenses) shall be due and payable on the Term Loan Maturity Date. The amount of the Term Loan (including each Term Advance) and all payments of principal, interest, and fees and expenses due to be received by Lender in respect of the Term Loan shall be recorded in the books and records of Lender, which books and records shall, in the absence of manifest error, be conclusive as to the outstanding balance and/or other information related to the Term Loan. Upon request (which request may not be made more frequently than once per calendar quarter), Lender will provide to Borrowers copies of its books and records relevant to the balance of the Term Loan.

2.5 Interest and Fees.

(a) Interest. Each Loan shall bear interest on the outstanding principal amount thereof from the date made until such Loan is paid in full. Interest shall accrue on amounts outstanding under the Credit Facilities at a per annum rate equal to the Prime Rate plus the Applicable Margin, with any change in the Prime Rate effective immediately.

(b) Default Rate. If any Event of Default shall occur and be continuing, the rate of interest applicable to each Loan then outstanding shall be the Default Rate. The Default Rate shall apply from the date of the Event of Default until the date such Event of Default is waived, and interest accruing at the Default Rate shall be payable upon demand.

(c) Termination Fee.

(i) Borrowers may prepay the outstanding balance of the Term Loan in whole or in part at any time upon not less than ten (10) days’ prior written notice to Lender, provided that (x) any such prepayment shall be accompanied by accrued interest on the amount so prepaid to the date of such prepayment, and (y) in the case of any prepayment of the Term Loan in whole (a “Termination Payment”), Borrowers shall unconditionally be obligated to pay at the time of such Termination Payment, a fee (the “Termination Fee”) in an amount equal to the applicable Termination Fee Percentage of the aggregate of the amount of such Termination Payment plus all other prepayments of principal on account of the applicable Term Loan during the six (6) month period ending on the date of such Termination Payment. Borrowers acknowledge that the Termination Fee is an estimate of Lender’s damages in the event of early payment of the Term Loan and is not a penalty. Any amounts prepaid on account of the Term Loan may not be reborrowed hereunder.

(ii) The Borrowers shall have the right to reduce or terminate, in whole or in part, either or both of the Revolving Credit Commitment and the Term Loan Commitment voluntarily at any time and from time to time, upon not less than ten (10) days prior written notice to Lender, provided that, in the case of a reduction in the Revolving Credit Commitment, Borrowers shall unconditionally be obligated to pay on the effective date of any such reduction or termination, a Termination Fee in an amount equal to the following percentage of the amount of the reduction in the Revolving Credit Commitment: (A) three percent (3.0%), if such reduction or termination occurs on or prior to the first anniversary of the date of this Agreement; (B) two and one-half percent (2.5%) if such reduction or termination occurs after the first anniversary of the date of this Agreement, but on or prior to the second anniversary of the date of this Agreement; (C) two percent (2.0%) if such reduction or termination occurs after the second anniversary of the date of this Agreement but on or prior to the third anniversary of the date of this Agreement; and (D) one percent (1%) if such reduction or termination occurs after the third anniversary of the date of this Agreement but prior to the Revolving Credit Maturity Date. Any such voluntary reduction or termination shall be effective on the date set forth in the notice provided by Borrowers to Lender and the applicable Termination Fee (if any) is paid by Borrowers to the Lender. If the Borrowers reduce the Revolving Credit Commitment to an amount that is less than the outstanding principal amount of the Advances outstanding on the date of such reduction, then Borrowers shall repay the Advances in the amount of such excess, together with accrued interest on the principal amount so repaid. If the Borrowers reduce the

Term Loan Commitment to an amount that is less than the outstanding principal amount of the Term Advances outstanding on the date of such reduction, then Borrowers shall repay the Term Advances in the amount of such excess, together with accrued interest on the principal amount so repaid, and the applicable Termination Fee (if any) payable pursuant to Section 2.5(c)(i).

(iii) In the event that Borrowers shall elect to terminate the Credit Facilities in whole prior to the Revolving Credit Maturity Date, all Obligations shall be immediately due and payable upon the termination date stated in any notice of termination. Lender shall retain its liens in the Collateral and all of its rights and remedies under the Loan Documents notwithstanding such termination until Borrowers have paid the Obligations to Lender, in full (other than contingent indemnity and expense reimbursement obligations for which no claim has been made), in immediately available funds, together with the applicable Termination Fee, if any. In connection with any termination of the Credit Facilities in whole, the Lender may, in its reasonable discretion, (i) require a written agreement executed by Borrowers indemnifying Lender from any loss or damage Lender may incur as a result of dishonored checks or other items of payment received by lender from Borrowers or any Obligor and applied to the Obligations, or (ii) retain such monetary reserves for such period of time as Lender, in its reasonable discretion, may deem necessary to protect Lender from any such loss or damage.

(d) Unused Line Fee. Commencing on Closing Date, Borrowers shall unconditionally pay to Lender a fee (the “Unused Line Fee”) equal to one-half of one percent (.50%) per annum of the aggregate unused portion of the Revolving Credit and the Term Loan, calculated based upon the difference between (i) the sum of the average daily amount of the Revolving Credit Commitment and the Term Loan Commitment, and (ii) the average daily outstanding balance of the Advances and the Term Advances during the preceding month (or portion thereof). The Unused Line Fee shall be calculated and payable monthly, in arrears, on the first Business Day of each calendar month and on the Revolving Credit Maturity Date.

(e) Monitoring Fee. Commencing on the Closing Date, Borrowers shall unconditionally pay to Lender a monthly fee (“the Monitoring Fee”) in the amount of $1,500.00 per month. The Monitoring Fee shall be payable monthly, in advance, on the first Business Day of each calendar month.

2.6 Additional Interest Provisions.

(a) Calculation of Interest. Interest on the Loans shall be based on a year of three hundred sixty (360) days and charged for the actual number of days elapsed.

(b) Continuation of Interest Charges. All contractual rates of interest chargeable on outstanding Loans shall continue to accrue and be paid even after default, maturity, acceleration, judgment, bankruptcy, insolvency proceedings of any kind or the happening of any event or occurrence similar or dissimilar.

(c) Applicable Interest Limitations. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest hereunder and charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such court determines Lender has charged or received interest hereunder in excess of the highest applicable rate, Lender shall, in its sole discretion, apply and set off such excess interest received by Lender against other Obligations due or to become due and such rate shall automatically be reduced to the maximum rate permitted by such law.

2.7 Payments.

(a) Interest shall be payable on all amounts outstanding under the Revolving Credit weekly as of each Funding Date. Interest shall be payable on all amounts outstanding under the Term Loan monthly with each installment of principal. Any Termination Fee and all Unused Line Fees and Monitoring Fees shall be due and payable in accordance with Section 2.5 of this Agreement. Any other fees, costs and Expenses shall be due and payable on demand.

(b) If at any time there exists a Borrowing Base Deficiency, Borrowers shall immediately make such principal repayments of the Advances as is necessary to eliminate such Borrowing Base Deficiency. Until paid in full, the portion of the Advances constituting the Borrowing Base Deficiency shall bear interest at the Default Rate.

(c) The entire principal balance of all of the Advances, together with all unpaid accrued interest thereon and any unpaid fees, costs and Expenses shall be due and payable on the Revolving Credit Maturity Date. The entire principal balance of the Term Loan, together with all unpaid accrued interest thereon and any unpaid fees, costs and Expenses shall be due and payable on the Term Loan Maturity Date.

(d) Subject to the terms of Section 2.5(c) above, Borrowers may prepay the principal of the Loans on any Business Day by giving Lender written notice of the proposed prepayment ten (10) days prior to the proposed date of prepayment.

(e) Prior to the occurrence of an Event of Default hereunder, unless specifically designated as prepayment on account of the Term Loan, all payments and prepayments shall be applied in the following order of priority:

(i) to Lender, the amount of any costs, fees and Expenses of Lender required to be paid or reimbursed by Borrowers under this Agreement or under any of the other Loan Documents;

(ii) to Lender, an amount equal to the unpaid accrued interest on the aggregate outstanding Advances;

(iii) to Lender, an amount equal to the unpaid accrued interest on the Term Loan then due and payable;

(iv) to Lender, the amount of any Borrowing Base Deficiency, if any;

(v) to Lender, the aggregate outstanding amount of the Advances; and

(vi) to Lender, an amount equal to any installment of principal on the Term Loan then due and payable.

All prepayments on account of the Term Loan shall be applied by Lender first, against accrued but unpaid interest on the Term Loan, and then, to scheduled installments of principal on the Term Loan in the inverse order of maturity. Except as otherwise provided herein, all payments of principal, interest, fees, Expenses, or other amounts payable by Borrowers hereunder shall be remitted to Lender in immediately available funds not later than 3:00 p.m. (Eastern Time) on the day due. Whenever any payment is stated as due on a day which is not a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day and interest shall continue to accrue during such extension.

2.8 Use of Proceeds. The extensions of credit under and proceeds of the Credit Facilities shall be used to repay outstanding Indebtedness of the Borrowers approved by the Lender, for working capital, Acquisitions permitted under Section 7.1, and general corporate purposes.

2.9 Lockboxes and Collections.

(a) Borrowers, Lender and the Lockbox Banks have previously executed and delivered the Provider Account Agreements pursuant to which Borrowers have caused all Collections to be deposited to an applicable Lockbox, and the Lockbox Bank has delivered all such Collections to Lender for credit against the Obligations. Concurrently with the execution of this Agreement, the Borrowers, the Lender and certain of the Lockbox Banks shall enter into an agreement with respect to each of the Lockboxes providing that Borrowers shall exercise sole control and authority with respect to each Lockbox and related account until the occurrence of a Lockbox Trigger Event and notice thereof by the Lender to the Lockbox Banks. Upon delivery of such notice by Lender pursuant to the Provider Account Agreement, Borrowers shall instruct Lockbox Banks to initiate (or, in the case of the Lockbox accounts receiving only proceeds of non-governmental Accounts, to accept an initiation from Lender which effectuates) a daily transfer of all available funds to an account of Lender in the United States to be designated by Lender in a notice in writing to the Borrowers (the “Collection Account”). Notwithstanding the foregoing, the parties acknowledge that the AmSouth Provider Account Agreement shall remain in full force and effect until the Borrowers shall have instructed their Obligors to make payments to the applicable Lockboxes, at which time the Borrowers shall be relieved of their obligations under the AmSouth Provider Account Agreement. To the extent that any Lockbox Bank shall receive Collections attributable to any Non-Profit Borrower, the Borrowers shall, or shall cause such Lockbox Bank to, within three (3) Business Days of the date of receipt, deliver the applicable Collections in the form received to the applicable lockbox bank for the Non-Profit Borrower to which such Collections are attributable

(b) Notwithstanding the execution of the modifications to the Provider Account Agreements referred to in Section 2.9(a), Borrowers will cause all Collections with respect to all of the Accounts to be sent directly to the applicable Lockbox. Following the occurrence of a Lockbox Trigger Event, in the event that Borrowers receive any Collections that should have been sent to a Lockbox, Borrowers will, promptly upon receipt and in any event within two (2) Business Days of receipt, forward such Collections directly to the applicable

Lockbox in the form received, and if requested by Lender, promptly notify Lender of such event. Until so forwarded, such Collections shall be held in trust for the benefit of Lender.

(c) Following the occurrence of a Lockbox Trigger Event, Borrowers shall not withdraw any amounts from the accounts into which the Collections remitted to the Lockboxes are deposited, nor shall Borrowers change the procedures under the agreements governing the Lockboxes and related accounts.

(d) Borrowers will cooperate with Lender in the identification and reconciliation on a daily basis of all Collections. If more than ten percent (10.0%) of the Collections since the most recent Funding Date is not identified or reconciled to the reasonable satisfaction of Lender within ten (10) Business Days of receipt, Lender shall not be obligated to make further Loans until such amount is identified or is reconciled to the reasonable satisfaction of Lender, as the case may be. In addition, if any such amount cannot be identified or reconciled to the satisfaction of Lender, Lender may utilize its own staff or, if it reasonably deems necessary, engage an outside auditor, in either case at Borrowers’ expense (which in the case of Lender’s own staff shall be in accordance with Lender’s then prevailing customary charges plus out-of-pocket expenses), to make such examination and report as may be necessary to identify and reconcile such amount.

(e) Borrowers will not send to or deposit in the Lockboxes any funds other than payments made with respect to Accounts.

(f) Following the occurrence of a Lockbox Trigger Event, prior to the occurrence of an Event of Default, on each Funding Date (or in Lender’s discretion, more frequently), Lender shall cause all Collections which have been deposited in the Collection Account since the last Funding Date to be disbursed in the order of priority required by Section 2.7(e). In addition, promptly upon request of Borrowers, so long as no Event of Default or Unmatured Event of Default shall have occurred and be continuing, Lender shall disburse to Borrowers the amount, if any, by which the collected balance in the Collection Account exceeds the aggregate outstanding principal amount of the Advances and all interest and other amounts that will be payable on the next Funding Date. Following the occurrence and during the continuation of an Event of Default, Lender may apply all Collections to Borrowers’ Obligations in such order as Lender may in its sole discretion determine.

2.10 Joint and Several Liability; Appointment of Borrower Agent.

(a) Each Borrower acknowledges that it is jointly and severally liable for all of the Obligations under the Loan Documents. Each Borrower expressly understands, agrees and acknowledges that (i) the Borrowers are all affiliated entities by common ownership, (ii) each Borrower desires to have the availability of one common credit facility instead of separate credit facilities, (iii) each Borrower has requested that Lender extend such a common credit facility on the terms herein provided, (iv) Lender will be lending against, and relying on a lien upon, all of the Borrowers’ assets even though the proceeds of any particular Loan made hereunder may not be advanced directly to a particular Borrower, (v) each Borrower will nonetheless benefit by the making of all such Loans by Lender and the availability of a single credit facility of a size greater than each could independently warrant, (vi) all of the representations, warranties, covenants, obligations, conditions, agreements and other terms contained in the Loan Documents shall be applicable to and shall be binding upon each Borrower, and (vii) the release of the Non-Profit Borrowers and their respective obligations under the Original Loan Documents shall not affect the obligations of such Borrower hereunder or thereunder.

(b) Each of the Borrowers hereby irrevocably designates and authorizes Providence to act as its agent generally for purposes of this Agreement and the other Loan Documents (Providence, in such capacity, is referred to herein as the “Borrower Agent”). Each Borrower agrees (i) that Borrower Agent may exercise any right, or perform any obligation, specified by this Agreement on such Borrower’s behalf, (ii) that all documents and instruments executed by the Borrower Agent on such Borrower’s behalf will jointly and severally bind such Borrower, and (iii) to be bound by any communication or request delivered by the Borrower Agent to Lender or its agents. Each Borrower grants to Borrower Agent a power of attorney to act on its behalf as provided herein, including, without limitation, with respect to executing documents and instruments, requesting Advances hereunder, and providing notices, reports, certificates and statements to, and receiving the same from, Lender hereunder and under the other Loan Documents. This appointment as attorney-in-fact is durable and irrevocable as long as any Obligations are outstanding, and will not be affected by any disability or incapacity of any Borrower or any of its employees, agents or representatives, or the lapse of time. The Lender shall be entitled to rely on any such communication or request delivered by the Borrower Agent.

SECTION 3. COLLATERAL

3.1 Collateral.

(a) Grant of Security. To secure the prompt payment when due, and the punctual performance of all of the Obligations, each Borrower assigns to Lender, and grants to Lender a security interest in and to all of its right, title and interest, in and to the following Property (collectively, the “Collateral”):

(i) all accounts, healthcare receivables, payment intangibles, instruments and other rights to receive payments of such Borrowers (including, without limitation, the Accounts), whether now existing or hereafter arising or acquired;

(ii) all documents and instruments (including all promissory notes), chattel paper (whether tangible or electronic chattel paper), guarantees, letters of credit (whether or not the letter of credit is evidenced by a writing), banker’s acceptances and similar instruments, including all letter of credit rights;

(iii) all Lockboxes, all Collection Accounts and other deposit accounts, all funds received thereby or deposited therein, and any checks or instruments from time to time representing or evidencing the same, and all rights with respect thereto;

(iv) all goods, including without limitation all Inventory and Equipment;

(v) all commercial tort claims;

(vi) all general intangibles including, without limitation, contract rights, payment intangibles, any disproportionate share settlements, risk share settlements, cost report settlements, capitation settlement payments or other distributions related to the Collateral or any portion thereof of the related contracts, all trademarks, trademark applications and registrations, copyrights, trade names, patents, service marks and other intellectual property and associated goodwill and the right, exercisable only upon the occurrence and during the continuation of an Event of Default, to sue for past, present and future infringement thereof throughout the world;

(vii) all investment property, including securities (whether certificated or uncertificated), and all cash, monies, credit balances, supporting obligations, and deposits;

(viii) all books and records of such Borrowers evidencing or relating to or associated with any of the foregoing;

(ix) all information and data compiled or derived by such Borrowers with respect to any of the foregoing (other than any such information and data subject to legal restrictions of patient confidentiality), and all rights, remedies, guarantees and collateral evidencing, securing or otherwise relating to or associated with, any of the foregoing, including without limitation all rights of enforcement and collection; and

(x) all collections, receipts, insurance proceeds, and other proceeds (cash and noncash) derived from any of the foregoing.

(b) Limitations on Grant of Security. Notwithstanding anything contained in this Agreement to the contrary, in no event shall the Collateral include, and no Borrower shall be deemed to have granted a security interest in, any of such Borrower’s right, title or interest in or to any license, contract or agreement to which such Borrower is party as of the date hereof or any of its right, title or interest thereunder to the extent that such a grant would, under the terms of such license, contract or agreement, result in a breach of the terms of, or constitute a default under any license, contract or agreement to which such Borrower is party (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406 to 9-409 of the UCC or any other applicable law (including the Bankruptcy Code) or principles of equity); provided, however, that immediately upon the ineffectiveness, lapse or termination of any such provision, the Collateral shall include, and such Borrower shall be deemed to have granted a security interest in, all rights and interests as if such provision had never been in effect. Notwithstanding anything contained in this Agreement to the contrary, in no event shall the Collateral include, and no Borrower shall be deemed to have granted a security interest in, any of such Borrower’s right, title or interest in or to any item to the extent that granting a security interest in such item would either (i) in the case of each Non-Profit Borrower, jeopardize its ability to maintain its status as a not-for-profit entity qualified as exempt from the payment of federal taxes under Section 501(c)(3) of the Internal Revenue Code.

3.2 Lien Documents.

At Closing and thereafter as Lender deems necessary, Borrowers shall execute (if required) and deliver to Lender, or shall have executed (if required) and delivered (all in form and substance reasonably satisfactory to Lender):

(a) Financing Statements. Financing statements pursuant to the UCC, which Lender may file in the jurisdiction where Borrowers are organized and in any jurisdiction where a financing statement must be filed in order to perfect a security interest in any Collateral; and

(b) Other Agreements. Any other agreements, documents, instruments and writings, including, without limitation, security agreements, deposit account control agreements (but only with respect to deposit accounts other than Lockboxes in which the proceeds of governmental Accounts are deposited), deeds of trust and assignment agreements, reasonably required by Lender to evidence, perfect or protect Lender’s liens and security interest in the Collateral or as Lender may reasonably request from time to time, including, without limitation, a waiver agreement from each landlord with respect to the Borrowers’ offices located at 620 North Craycroft Road, Tucson, Arizona, 660 North Craycroft Road, Tucson, Arizona, 5444 Jefferson Davis Highway, Suite 1000, Fredericksburg, Virginia, and 104 Woodmont Boulevard, Suite LL50, Nashville, Tennessee, in form and substance reasonably satisfactory to Lender.

3.3 Other Actions.

(a) In addition to the foregoing, Borrowers shall do anything further that may be lawfully and reasonably required by Lender to perfect Lender’s security interests and to effectuate the intentions and objectives of this Agreement, including, but not limited to, the execution (if required) and delivery of continuation statements, amendments to financing statements, security agreements, contracts and any other documents required hereunder. At Lender’s reasonable request, Borrowers shall also immediately deliver (with execution by Borrowers of all necessary documents or forms to reflect Lender’s security interest therein) to Lender, all items for which Lender must or may receive possession to obtain a perfected security interest.

(b) Lender may at any time and from time to time, file financing statements, continuation statements and amendments thereto that describe the Collateral and which contain any other information required by the UCC for the sufficiency or filing office acceptance of any financing statement, continuation statement or amendment, including whether any Borrower is an organization, the type of organization and any organization identification number issued to any Borrower. Borrowers agree to furnish any such information to Lender promptly upon request. Any such financing statements, continuation statements or amendments may be signed by Lender on behalf of each Borrower (if a signature is required) and may be filed at any time in any jurisdictions by Lender. So long as no Unmatured Event of Default or Event of Default has occurred and is continuing, Lender shall give Borrowers and their counsel a reasonable opportunity to review and comment on each such financing statement, continuation statements and amendment prior to filing.

3.4 Searches.

Lender shall, prior to or at Closing, and thereafter as Lender may reasonably request from time to time, at Borrowers’ expense, obtain the following searches:

(a) UCC Searches. With respect to each Borrower, UCC searches with the Secretary of State and, where applicable, local filing office, of each state where each Borrower is organized, maintains its chief executive office, a place of business, or assets;

(b) Judgments, Etc. Judgment, federal and state tax lien searches against the Borrowers, in all applicable filing offices of each state searched under subparagraph (a) above.

3.5 Filing Security Agreement.

A carbon, photographic or other reproduction or other copy of this Agreement or of a financing statement is sufficient as and may be filed in lieu of a financing statement.

3.6 Power of Attorney. Each of the officers of Lender is hereby irrevocably made, constituted and appointed the true and lawful attorney for Borrowers (without requiring any of them to act as such) with full power of substitution to do the following (such power to be deemed coupled with an interest): (a) endorse the name of Borrowers upon any and all checks, drafts, money orders and other instruments for the payment of monies that are payable to Borrowers and constitute collections on the Collateral for purpose of depositing the same in the applicable Lockbox; (b) execute in the name of Borrowers any financing statements, schedules, assignments, instruments, documents and statements that Borrowers are obligated to give Lender hereunder or is necessary to perfect Lender’s security interest or lien in the Collateral (but only with respect to deposit accounts other than Lockboxes in which the proceeds of governmental Accounts are deposited) (provided that, so long as no Unmatured Event of Default or Event of Default has occurred and is continuing, Lender shall give Borrowers and their counsel a reasonable opportunity to review and comment on each such item prior to filing such item or delivering such item to any third party); (c) to verify validity, amount or any other matter relating to the Collateral by mail, telephone, telecopy or otherwise; and (d) effective upon the occurrence and during the continuance of an Event of Default, do such other and further acts and deeds in the name of Borrowers that Lender may reasonably deem necessary or desirable to enforce its right with respect to any Collateral; provided, however, that such power of attorney shall be effective and shall be exercised only to the extent that such effectiveness and such exercise would not violate, or cause any Borrower to violate, the provisions of 42 U.S.C. §1395g(c), 42 U.S.C. §1396a(a)(32), any state law, or any state plan enacted in accordance with 42 U.S.C. §1396a(a)(32).

SECTION 4. CLOSING AND CONDITIONS PRECEDENT TO THE LOANS

4.1 Closing Date.

The Closing under this Agreement and the obligation of the Lender to make the initial Loan(s) hereunder are subject to the satisfaction of the following conditions precedent on or before the Closing Date (all documents to be in form and substance satisfactory to Lender and Lender’s counsel):

(a) Loan Documents. The Lender shall have received this Agreement, the Revolving Credit Note, the Term Note, the Pledge Agreements, and any other required Loan Documents, all properly executed;

(b) Additional Documents. The Lender shall have received each additional document and agreement required to be executed under any provision of this Agreement or any of the other Loan Documents;

(c) Organizational Documents. The Lender shall have received (i) certified copies of resolutions of the board of directors, general partners, or managers, as applicable, of each of the Borrowers, authorizing the execution of this Agreement and the other Loan Documents and each document required to be delivered by any Section hereof, and (ii) either (A) copies of the Articles of Incorporation and By-laws, Certificate of Organization and Operating Agreement or partnership agreement, as applicable, of each of the Borrowers (certified, as applicable, by the Secretary of State of each Borrower’s state of organization or formation or the clerk, secretary, managing member or general partner of such Borrower), or (B) a certificate signed by an Authorized Officer in form and substance acceptable to Lender to the effect that the applicable items set forth in the preceding clause (ii)(A) are in the same form as previously provided under the Original Loan Agreement, and (iii) good standing or equivalent certificates showing each Borrower to be in good standing in its respective state of incorporation or organization;

(d) Incumbency. The Lender shall have received incumbency certificates identifying all Authorized Officers of Borrower Agent and all other officers of the Borrowers that are authorized to sign this Agreement on behalf of such Borrowers, with specimen signatures or a certificate signed by an Authorized Officer to the effect that the identity of the Authorized Officers of such Borrower has not changed since the most recent incumbency certificate provided by such Borrower to the Lender under the Original Loan Agreement;

(e) Opinion of Counsel. The Lender shall have received a written opinion of Blank Rome, LLP, addressed to Lender in the form and substance satisfactory to Lender;

(f) Fees and Expenses. The Borrowers shall have paid all fees and Expenses associated with the Credit Facilities incurred to the Closing Date;

(g) Lockbox Matters. The Lender, Borrowers and each Lockbox Bank shall have executed and delivered modifications to the applicable Provider Account Agreements in form and substance satisfactory to the Lender;

(h) Lien Searches. The Lender shall have received the results of Uniform Commercial Code, judgment, federal and state tax lien searches pursuant to Section 3.4 above, all in form and substance satisfactory to Lender;

(i) Collateral Releases. Lender shall have received releases from all Persons having a security interest or other interest in the Collateral, together with all UCC-3 terminations necessary to terminate such Persons’ interests in the Collateral;

(j) Evidence of Insurance. Lender shall have received evidence of Borrowers’ insurance coverage in accordance with the provisions of Section 6.2 hereof satisfactory to Lender in its sole discretion, together with all certificates, endorsements and other items required to be delivered under Section 6.2(a) and (b);

(k) Closing Certificate. Lender shall have received a certificate dated the Closing Date and signed by the chief financial officer of each Borrower certifying that all of the conditions specified in this Section 4.1 have been fulfilled in all material respects (except to the extent that fulfillment of any such condition depends on the acceptability of any item to the Lender or on the Lender’s satisfaction with any of the matters described in Section 4.1 of the Loan Agreement) and that there has not occurred any material adverse change in the operations and conditions (financial or otherwise) of the Borrowers and their Subsidiaries since June 30, 2003;

(l) Termination Fee. The Lender shall have received a termination fee in the amount of Twenty Nine Thousand One Hundred and Sixty-Seven Dollars ($29,167.00) relating to the prepayment of Term Loan A under the Original Loan Agreement; and

(m) Management Agreements. The Lender shall have received copies of each of the Management Agreements between each of the Non-Profit Borrowers and the Borrowers, certified as true, accurate and complete by an authorized officer of Providence.

(n) Additional Items. The Lender shall have received all other documents, information and reports required or requested to be executed and/or delivered by Borrowers under any provision of this Agreement or any of the Loan Documents.

4.2 Conditions to Each Loan. The obligation of the Lender to make any Loan hereunder (including the initial Loan(s) to be made on the Closing Date, if any) is subject to the satisfaction of the following conditions precedent on or before the date of making of the relevant Loan (all documents to be in form and substance satisfactory to Lender and Lender’s counsel):

(a) In the case of Advances, after giving effect to such Advance:

(i) the aggregate principal amount of all Advances outstanding shall not exceed the Maximum Revolving Credit then in effect; and

(ii) the ENV of all Eligible Accounts shall not exceed any of the Concentration Limits;

(b) In the case of Term Advances, Borrowers shall have complied with the provisions of Section 2.4 hereof with respect to the applicable Acquisition and Term Advance; and, if required by Lender, any entity acquired in connection with such Acquisition or any

Subsidiary of the Borrowers formed in connection with such Acquisition, shall be joined as a Borrower under this Agreement pursuant to a Joinder Agreement in form and substance satisfactory to Lender;

(c) As of the date of the making of such Loan, (i) all representations and warranties of Borrowers shall be true and correct in all material respects on and as of that date (it being understood that any representation or warranty made as of a specific date shall be true and correct in all material respects as of such date), (ii) without limiting the foregoing, the representations and warranties set forth in Section 5.20 shall be true and correct with respect to each Eligible Account included in the Borrowing Base, (iii) Borrowers shall be in compliance with this Agreement and the other Loan Documents and no Event of Default or Unmatured Event of Default shall have occurred and be continuing, and (iv) Borrowers shall have certified such matters to Lender, in the case of an Advance, pursuant to the form of Borrowing Base Report or Advance Request relating to such Loan;

(d) Borrowers shall have signed and delivered to Lender copies of notices in the form of Exhibit 4.2 with respect to any new Obligors which have not previously received such notice, directing such Obligors to make payment to a Lockbox, which notice shall be held in Lender’s files to be distributed only upon occurrence of a Lockbox Trigger Event;

(e) Following the occurrence of a Lockbox Trigger Event and notification thereof by Lender to each Lockbox Bank, the lockbox arrangements required by Section 2.9 hereof shall be in effect, and the amounts received in the Lockboxes shall have been identified or reconciled to Lender’s reasonable satisfaction, as required by Section 2.9(d) hereof; and

(f) Borrowers shall have taken such other actions, including the delivery of documents (including, without limitation, in the case of Advances, an Advance Request and Borrowing Base Report), as Lender may reasonably and in good faith request.

4.3 Closing. Subject to the conditions of Sections 4.1 and 4.2, the Credit Facilities shall be made available on the date (“Closing Date”) this Agreement is executed and all of the conditions contained in Sections 4.1 and 4.2 hereof are completed (the “Closing”).

4.4 Non-Waiver of Rights. By completing the Closing hereunder, or by making Loans hereunder, Lender does not thereby waive a breach of any warranty, representation or covenant made by Borrowers hereunder or under any agreement, document, or instrument delivered to Lender or otherwise referred to herein, and any claims and rights of Lender resulting from any breach or misrepresentation by Borrowers are specifically reserved by Lender.

SECTION 5. REPRESENTATIONS AND WARRANTIES

To induce Lender to complete the Closing and make the Loans under the Credit Facilities to Borrowers, Borrowers warrant and represent to Lender that:

5.1 Organization and Validity.

(a) Each of the Borrowers: (i) is duly organized as either a corporation or limited liability company and validly existing under the laws of its state of incorporation or formation, as the case may be; and (ii) is duly qualified, validly existing and in good standing, and has lawful power and authority to engage in the business it conducts in each state and other jurisdiction where the nature and extent of its business requires qualification, except where the failure to so qualify would not have a Material Adverse Effect. A list of all states and other jurisdictions where each Borrower is qualified to do business as of the Closing Date is attached hereto as Schedule 2 and made a part hereof.

(b) The making and performance of this Agreement and the related Loan Documents will not: (i) violate any law, government rule or regulation, or the charter, minutes, partnership agreement, operating agreement or bylaw provisions of any of the Borrowers; or (ii) violate or result in a default (immediately or with the passage of time) under any contract, agreement or instrument to which any Borrower is a party, or by which any of the Borrowers is bound. None of the Borrowers is in violation of, or has knowingly caused any Person to violate any term of any agreement or instrument to which it or such Person is a party or by which it may be bound, or of its charter, minutes, partnership agreement, operating agreement or bylaws, which violation could reasonably be expected to have a Material Adverse Effect.

(c) Each of the Borrowers has all requisite power and authority to enter into and perform this Agreement and the other Loan Documents and to incur the obligations herein provided for, and has taken all proper and necessary corporate action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents.

(d) This Agreement, the Revolving Credit Note, the Term Note, and the other Loan Documents, when delivered, will be valid and binding upon Borrowers and enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws) and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

5.2 Places of Business. As of the Closing Date, the jurisdiction of organization, the address of the chief executive office and all other places of business of each of the Borrowers are as set forth on Schedule 2. As of the Closing Date, except as disclosed on Schedule 2: (i) no Borrower has been organized in any other jurisdiction nor has changed any location in the five years preceding the Closing Date; (ii) no Borrower has changed its name in the five years preceding the Closing Date; and (iii) during such period, none of the Borrowers has used any fictitious or trade name. As of the Closing Date, all material books and records of the Borrowers are located at the Borrowers’ offices located at 620 North Craycroft Road, Tucson, Arizona, 660 North Craycroft Road, Tucson, Arizona, 5524 East 4th Street, Tucson, Arizona, 5444 Jefferson Davis Highway, Suite 1000, Fredericksburg, Virginia, and 104 Woodmont Boulevard, Suite LL50, Nashville, Tennessee.

5.3 Operation of Business. Each of the Borrowers (a) maintains, to the extent applicable, Medicare and Medicaid provider status and is the holder of the provider identification numbers identified on Schedule 2 hereto (as supplemented or modified from time to time by written notice by Borrower to Lender), all of which are current and valid; and the Borrowers have not allowed, permitted, authorized or caused any other Person to use any such provider identification number, and (b) has obtained all material licenses, accreditations, certificates of need and approvals of Governmental Authorities and all other Persons necessary for such Borrower to own its assets, to carry on its business, to execute, deliver and perform the Loan Documents, and to receive payments from the Obligors. As of the Closing Date, none of the Borrowers has been notified by any such Governmental Authority or other Person during the immediately preceding twenty-four month period that such party has rescinded or not renewed, or intends to rescind or not renew, any such material license or approval.

5.4 Pending Litigation. Except as set forth on Schedule 2 hereto and for other matters disclosed by Borrowers to Lender from time to time as required hereby, there are no judgments or judicial or administrative orders, proceedings or investigations (civil or criminal) pending, or to the knowledge of the Borrowers, threatened, against any of the Borrowers in any court or before any governmental authority or arbitration board or tribunal, that, if adversely determined, could reasonably be expected to have a Material Adverse Effect. None of the Borrowers is in default with respect to any order of any court, governmental authority, regulatory agency or arbitration board or tribunal, except for any such matters which individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. No executive officer of Providence has been indicted or convicted in connection with or is engaging in any criminal conduct, or is currently subject to any material lawsuit or proceeding or (to the knowledge of Borrowers) under investigation in connection with any anti-racketeering or other conduct or activity.

5.5 Medicaid and Medicare Cost Reporting. To the extent applicable, the Medicaid and Medicare cost reports of each facility and of the home office of each of the Borrowers for all cost reporting periods have been submitted when and as required to (i) as to Medicaid, the state agency, or other HCFA-designated agent of such state agency, charged with such responsibility or (ii) as to Medicare, the Medicare intermediary or other HCFA-designated agent charged with such responsibility.

5.6 Title to Collateral. Each of the Borrowers has good and marketable title to all the Collateral, free from Liens, except for the following (collectively, “Permitted Liens”):

(a) Liens in favor of Lender;

(b) Liens for taxes which are not yet overdue or the validity of which is being contested in good faith by appropriate proceedings diligently pursued and for which reserves or other appropriate provision as shall be required by GAAP have been made on Borrowers’ books and records;

(c) Liens securing Indebtedness described in Section 7.6(iv) hereof, provided that such Liens attach only to such real or personal property acquired with the proceeds of such Indebtedness and the proceeds thereof;

(d) Deposits or pledges under workman’s compensation, unemployment insurance, social security and similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or leases or to secure indemnity, performance or similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations or surety or appeal bonds;

(e) Mechanics’, materialmen’s, workmen’s, artisans’ and other non-consensual statutory Liens arising in the ordinary course of business to the extent such Liens secure Indebtedness (i) which is not overdue, or (ii) relating to claims or liabilities which are fully insured, or (iii) which are being contested in good faith by appropriate proceedings and for which the applicable Borrower has taken a reserve on its books in accordance with GAAP;

(f) Reservations, exceptions, encroachments, easements, rights of way, covenants running with the land, and other similar title exceptions or encumbrances affecting any real estate owned or leased by Borrowers, provided that they do not in the aggregate materially detract from the value of the real estate or materially interfere with its use in the ordinary course of the applicable Borrower’s business;

(g) Leases or subleases granted to others not interfering in any material respect with the Business of the Borrowers;

(h) Liens granted in connection with the extension, renewal or refinancing of the Indebtedness secured by Liens of the type described above, provided that any extension, renewal or replacement Lien is limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or replaced does not increase; and

(i) Liens existing as of the Closing Date that are described on Schedule 2 attached hereto.

5.7 Governmental Consent. Neither the nature of Borrowers or of Borrowers’ Business or Property, nor any relationship between any of the Borrowers and any other Person, nor any circumstance affecting Borrowers in connection with the execution and delivery of this Agreement and the other Loan Documents is such as to require a consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority on the part of the Borrowers that has not been obtained or made, except for any of the same the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.

5.8 Taxes. All tax returns required to be filed by each of the Borrowers in any jurisdiction have in fact been filed, and all taxes, assessments, fees and other governmental charges upon the Borrowers or upon any of their respective Properties, income or franchises, which are shown to be due and payable on such returns have been paid, except for those taxes being contested in good faith with due diligence by appropriate proceedings and for which reserves or other appropriate provision as required by GAAP have been made therefor on applicable Borrowers’ books and records. Borrowers are not aware of any proposed additional tax assessment or tax to be assessed against or applicable to any of the Borrowers that could reasonably be expected to have a Material Adverse Effect.

5.9 Financial Statements. All financial statements delivered by the Borrowers to the Lender in connection with the negotiation of this Agreement and Lender’s due diligence have been prepared in accordance with GAAP (subject to the absence of footnotes and normal year end adjustments in the case of unaudited financial statements), and are true, complete and correct in all material respects. As of the Closing Date, the fiscal year for Borrowers ends on the date set forth on Schedule 2 hereto, and the federal tax identification number and any applicable state tax or identification number for each of the Borrowers is as set forth on Schedule 2 hereto.

5.10 Full Disclosure. Neither the financial statements referred to in Section 5.9, nor any documents or any written statement furnished by or on behalf of Borrowers to Lender in connection with the negotiation of the Credit Facilities, or contained in any financial statements or documents relating to the Borrowers, contain any untrue statement of a material fact or omit a material fact (known to the Borrowers in the case of any document not furnished by them) necessary to make the statements contained therein or herein not misleading in light of the circumstances in which the same were made.

5.11 Guarantees, Contracts, etc.

(a) Except as described in Schedule 2 hereto and for items arising after the Closing Date permitted under the terms of this Agreement, none of the Borrowers owns or holds equity or long term debt investments in, has any outstanding advances to, or serves as guarantor, surety or accommodation maker for the obligations of, or have any outstanding borrowings from, any Person.

(b) Except as described on Schedule 2 hereto and for items arising after the Closing Date permitted under the terms of this Agreement, none of the Borrowers is engaged in, nor does it have an interest in any joint venture or partnership with any other Person, or has any Subsidiaries.

(c) None of the Borrowers is subject to any charter or other restriction in its governing documents, which materially and adversely affects its business, financial condition, Property or prospects.

(d) Except as otherwise specifically provided in this Agreement, none of the Borrowers has agreed or consented to cause or permit any of the Collateral, whether now owned or hereafter acquired, to be subject in the future (upon the happening of a contingency or otherwise) to a Lien not permitted by this Agreement.

5.12 Compliance with Laws.

(a) None of the Borrowers is in violation of, has received written notice that it is in violation of, or has knowingly caused any Person to violate, any applicable statute, regulation or ordinance of any Governmental Authority (including without limitation, environmental laws and regulations), which could have a Material Adverse Effect.

(b) Each of the Borrowers is current with all reports and documents required to be filed with any Governmental Authority and is in full compliance in all material respects with all applicable rules and regulations of such Governmental Authorities, except where such failure to file or such non-compliance could reasonably be expected to have a Material Adverse Effect.

5.13 Environmental Matters.

Except as disclosed on Schedule 2 hereto, and except, in each case as could not reasonably be expected to have a Material Adverse Effect, none of the Borrowers has knowledge:

(a) of the presence of any Hazardous Substances on any real property where any of the Borrowers conducts operations or has its personal property; or

(b) of any on-site spills, releases, discharges, disposal or storage of Hazardous Substances that have occurred or are presently occurring on any such real property or where any Collateral is located; or

(c) of any spills, releases, discharges or disposal of Hazardous Substances that have occurred, are presently occurring on any other real property as a result of the conduct, action or activities of any of the Borrowers.

5.14 Capital Stock and Equity Interests. As of the Closing Date, the authorized and outstanding shares of capital stock and other equity interests of each of the Borrowers is as set forth on Schedule 2 hereto. All of the shares of capital stock and other equity interests of each Borrower have been duly and validly authorized and issued and are fully paid and non-assessable, and have been sold and delivered to the holders thereof in compliance with, or under valid exemption from, all Federal and state laws and the rules and regulations of all regulatory bodies thereof governing the sale and delivery of securities. As of the Closing Date, except as set forth on Schedule 2, there are no subscriptions, warrants, options, calls, commitments, rights or agreements by which any of the Borrowers is bound relating to the issuance, transfer, voting or redemption of shares of its capital stock, membership units or any pre-emptive rights held by any Person with respect to the shares of capital stock or membership units of the Borrowers. As of the Closing Date, except as set forth in Schedule 2, none of the Borrowers has issued any securities convertible into or exchangeable for shares of its capital stock or membership units or any options, warrants or other rights to acquire such shares or membership units or securities convertible into or exchangeable for such shares.

5.15 Lockboxes. As of the Closing Date, Schedule 2 sets forth all deposit accounts, Lockboxes and other Lockbox Accounts maintained by each Borrower. Each Obligor of an

Eligible Account has been, or will be, directed by a notice in the form of Exhibit 4.2 to this Agreement to remit all payments with respect to such Account to the applicable Lockbox.

5.16 Borrowing Base Reports. Each Borrowing Base Report signed by Borrowers or Borrower Agent contains an accurate summary of all Eligible Accounts of the Borrowers contained in the Borrowing Base as of its date.

5.17 Security Interest. Each of the Borrowers has granted to Lender a valid, perfected, first priority security interest in the Accounts and the other Collateral subject to no other Liens, except for Permitted Liens.

5.18 Accounts.

(a) None of the Borrowers has done anything to interfere with the collection of the Accounts, and the Borrowers have not amended or waived the terms or conditions of any Account or any related Contract in any material adverse manner without Lender’s prior written consent.

(b) Each of the Borrowers has made all payments to Obligors necessary to prevent any Obligor from offsetting any earlier overpayment to Borrowers against any amounts such Obligor owes on an Account.

5.19 Pension Plans. Each pension or profit sharing plan, if any, to which any Borrower is a party has been funded in accordance with the obligations of Borrowers set forth in such plan.

5.20 Representations and Warranties for each Loan. As of each date that Borrowers shall request any Loan, and as of each Funding Date, Borrowers shall be deemed to make, with respect to each Eligible Account included in the Borrowing Base, each of the following representations and warranties:

(a) Such Account satisfies each of the conditions of an Eligible Account.

(b) All information relating to such Account that has been delivered to Lender is true and correct in all material respects. With respect to each such Account that has been billed, Borrowers have delivered to the Obligor all reasonably requested supporting claim documents, and all information set forth in the bill and supporting claim documents is true, complete and correct in all material respects.

(c) There is no Lien or material adverse claim in favor of any third party, nor any filing against any Borrower, as debtor, covering or purporting to cover any interest in such Account.

(d) Such Account is (i) payable in an amount not less than its Estimated Net Value by the Obligor identified by Borrowers as being obligated to do so, and Borrowers have not received notice from the applicable Obligor to the contrary, (ii) the legally enforceable obligation of such Obligor, and (iii) an account receivable or general intangible within the meaning of the Uniform Commercial Code of the state in which the applicable Borrower is organized, and is not evidenced by any instrument or chattel paper. Except for co-payment obligations, there is no payor other than the Obligor identified by Borrowers as the payor primarily liable on such Account.

(e) No such Account (i) requires the approval of any third Person for such Account to be subject to Lender’s security interest hereunder, (ii) is subject to any legal action, proceeding or investigation (pending or threatened), dispute, set-off, counterclaim, defense, abatement, suspension, deferment, deductible, reduction or termination by the Obligor, except in each case as arising under applicable law, or (iii) is past, or within 180 days of, the statutory limit for collection applicable to the Obligor.

(f) Borrowers do not have any guaranty of, letter of credit support for, or collateral security for, such Account, other than any such guaranty, letter of credit or collateral security in which the Lender has a security interest.

(g) The Obligor with respect to such Account is located in the United States, and is (i) an entity organized under the laws of any jurisdiction in the United States and has its principal office in the United States, or (ii) a state or agency, instrumentality or political subdivision of the United States or a state.

(h) The insurance policy or Contract obligating an Obligor to make payment is and was in full force and effect and applicable to the Obligor at the time the services constituting the basis for such Account were performed.

(i) If requested by Lender, a copy of each related Contract and provider agreement to which any Borrower is a party has been delivered to Lender unless Borrowers shall have, prior to the related Funding Date, delivered a certificate of an Authorized Officer that such delivery is prohibited by the terms of the Contract or by law, and the circumstances of such prohibition.

(j) If such Account has not been billed, the services giving rise to such Account have been properly recorded in Borrowers’ accounting system.

(k) If such Account is an Unbilled Account, no more than 30 days have elapsed after the date the services or goods giving rise to such Account were rendered or provided, as applicable, and such Account has been properly recorded in the Borrowers books, records, and billing system and, following the occurrence of a Lockbox Trigger Event, each bill contains an express direction requiring the Obligor to remit payments to a Lockbox.

(l) Such Account has an Estimated Net Value which, when added to the Estimated Net Value of all other Accounts owing by the same Obligor and which constitute Eligible Accounts hereunder, does not exceed any applicable Concentration Limit.

(m) Neither such Account nor the related Contract contravenes any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to usury, consumer protection, truth-in-lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and no party to such related Contract is in violation of any such law, rule or regulation in connection with such Contract.

(n) As of the applicable Funding Date, to the best of Borrowers’ knowledge, (i) no Obligor on such Account is bankrupt, insolvent, or is unable to make payment of its obligations when due, and (ii) except as disclosed to the Lender in writing, no other fact exists which would cause Borrowers reasonably to expect that the amount billed to the related Obligor for such Account will not be paid in full when due or in accordance with its terms.

5.21 Commercial Tort Claims. As of the Closing Date, none of the Borrowers has any commercial tort claims except as shown on Schedule 2 hereto.

5.22 Letter of Credit Rights. As of the Closing Date, Borrowers have no letter of credit rights except as shown on Schedule 2 hereto.

5.23 Intellectual Property. As of the Closing Date, all trademarks, service marks, patents or copyrights which any Borrower uses, plans to use or has a right to use are shown on Schedule 2 attached hereto, and each applicable Borrower is the sole owner of such Property, except for such rights or claims of others in such Property shown on Schedule 2. None of the Borrowers is in knowing violation of any rights of any other Person with respect to such Property, except for such violations which individually or in the aggregate could not reasonably be expected to result in a Material Adverse Effect. Except as shown on Schedule 2, as of the Closing Date, (i) none of the Borrowers requires any copyrights, patents, trademarks or other intellectual property, or any license(s) to use any patents, trademarks or other intellectual property in order to provide services to its customers or to bill Obligors and collect therefrom, in the ordinary course of business, and (ii) Lender will not require any copyrights, patents, trademarks or other intellectual property or any licenses to use the same in order to provide such services or bill and collect the Accounts, after the occurrence of an Event of Default.

SECTION 6. BORROWERS’ AFFIRMATIVE COVENANTS

Borrowers covenant that until all of Borrowers’ Obligations to Lender are paid and satisfied in full and the Credit Facilities have been terminated:

6.1 Payment of Taxes and Claims. Borrowers shall pay, before they become delinquent, all taxes, assessments and governmental charges or levies imposed upon them or upon Borrowers’ Property, except for those being contested in good faith with due diligence by appropriate proceedings and for which appropriate reserves have been maintained under GAAP.

6.2 Maintenance of Insurance, Financial Records and Corporate Existence.

(a) Property Insurance. Borrowers shall maintain or cause to be maintained insurance on their Properties against fire, flood, casualty and such other hazards in such amounts, with such deductibles and with such insurers as are customarily used under similar circumstances by companies operating similar businesses in the same industry as Borrowers. The policies of all such casualty insurance shall contain standard loss payable and additional insured clauses issued in favor of Lender with respect to Property included in the Collateral, pursuant to which all losses thereunder shall be paid to Lender as Lender’s interests may appear. Such policies shall expressly provide that the requisite insurance cannot be altered or canceled without thirty (30) days prior written notice to Lender, and shall insure Lender notwithstanding the act or neglect of the insured. At or prior to Closing, Borrowers shall furnish Lender with insurance certificates on Accord Form 27 certified as true and correct and being in full force and effect as of the Closing Date or such other evidence of insurance as Lender may reasonably require. In the event Borrowers fail to procure or cause to be procured any such insurance or to timely pay or cause to be paid the premium(s) on any such insurance, Lender may do so for Borrowers, but Borrowers shall continue to be liable for the same. Each Borrower hereby appoints Lender as its attorney-in-fact, exercisable at Lender’s option, to endorse any check which may be payable to Borrowers in order to collect the proceeds of such insurance that is due to Lender. Any insurance proceeds received by Lender shall promptly be applied by Lender to the Obligations of the Borrowers in the order of priority set forth in Section 2.7(e) hereof.

(b) Liability Insurance. Borrowers shall maintain, and shall deliver to Lender upon Lender’s request evidence of, general and professional liability insurance in such amounts as is customary for companies in the same or similar businesses located in the same or similar area.

(c) Financial Records. Borrowers shall keep current and accurate books of records and accounts in which full and correct entries will be made of all of Borrowers’ business transactions, and will reflect in their financial statements adequate accruals and appropriations to reserves, all in accordance with GAAP. Borrowers shall not change their fiscal year end date without prior written notice to Lender.

(d) Existence and Rights. Each Borrower shall do (or cause to be done) all things necessary to preserve and keep in full force and effect its legal existence, good standing, rights and franchises, except as permitted to do otherwise pursuant to Section 7.1 hereof.

(e) Compliance with Laws. Each Borrower shall be in compliance with any and all laws, ordinances, governmental rules and regulations, and court or administrative orders or decrees to which it is subject, whether federal, state or local (including without limitation environmental or environmental-related laws, statutes, ordinances, rules, regulations and notices), and shall obtain and maintain any and all licenses, permits, franchises, certificates of need, or other governmental authorizations necessary to the ownership of its Property or to the conduct of its businesses, except for such violations or failures to obtain which could not reasonably be expected to have a Material Adverse Effect.

6.3 Business Conducted. Borrowers shall continue in the businesses presently conducted by Borrowers. Borrowers shall not engage, directly or indirectly, in any material respect in any line of business substantially different from the businesses conducted by the Borrowers immediately prior to the Closing Date and businesses reasonably associated therewith.

6.4 Litigation. Borrowers shall give prompt notice to Lender of any litigation pending or threatened against Borrowers claiming damages in excess of $100,000 from Borrowers or which may otherwise have a Material Adverse Effect.

6.5 Taxes. Borrowers shall pay all taxes (other than taxes based upon or measured by Lender’s income or revenues), if any, in connection with the Loans and/or the recording of any financing statements or other Loan Documents. The Obligations of Borrowers under this Section 6.5 shall survive the payment of Borrowers’ Obligations under this Agreement and the termination of this Agreement.

6.6 Financial Covenants. Borrowers shall perform and comply with each of the following financial covenants as reflected and computed from their financial statements:

(a) Debt Service Coverage Ratio. As at the end of each fiscal quarter of the Borrowers, commencing with the fiscal quarter ending June 30, 2003, Borrowers shall maintain a Debt Service Coverage Ratio of at least 1.25:1, measured (i) with respect to the fiscal quarter ending December 31, 2003, on an annualized basis for the fiscal quarter then ended, (ii) with respect to the fiscal quarter ending March 31, 2004, on an annualized basis for the two fiscal quarter period then ended, (iii) with respect to the fiscal quarter ended June 30, 2004, on an annualized basis for the three fiscal quarter period then ended, and (iv) with respect to each fiscal quarter thereafter, on a rolling four quarter basis.

(b) Leverage Ratio. As at the end of each fiscal quarter of the Borrowers, commencing with the fiscal quarter ending June 30, 2003, Borrowers shall maintain a Leverage Ratio of no more than 3.0:1, measured (i) with respect to the fiscal quarter ending June 30, 2003, on an annualized cumulative basis for the twelve months ending on such date, and (ii) with respect to each fiscal quarter thereafter, on a rolling four quarter basis.

6.7 Financial and Business Information. Borrowers shall deliver and cause to be delivered to Lender the following (all to be in form and substance reasonably satisfactory to Lender):

(a) Financial Statements and Collateral Reports.

(i) Audited Financial Statements. As soon as available but in any event, within one hundred thirty-five (135) days after the end of each fiscal year of Borrowers, financial statements of Borrowers for such year which present fairly the Borrowers’ financial condition, including the balance sheet of Borrowers as at the end of such fiscal year and a statement of cash flows and income statement for such fiscal year, all on a consolidated and consolidating basis, setting forth in the consolidated statements in comparative form, the corresponding figures as at the end of and for the previous fiscal year, all in reasonable detail, including all supporting schedules, and audited by independent public accountants of recognized standing, selected by Borrowers and reasonably satisfactory to Lender, and prepared in accordance with GAAP; and

(ii) Interim Financial Statements.

(A) As soon as available but in any event within forty-five (45) days after the end of each fiscal quarter, internally prepared quarterly consolidated and consolidating financial statements for the Borrowers, along with year to date information, including balance sheet, income statement and statements of cash flows with respect to the periods measured; and

(B) As soon as available but in any event within forty-five (45) days after the end of each fiscal month end, internally prepared monthly consolidated and consolidating financial statements for the Borrowers, along with year to date information, including balance sheet, income statement and statements of cash flows with respect to the periods measured;

(iii) Additional Information. Promptly upon request, deliver such other information concerning the Borrowers and the Collateral as Lender may from time to time reasonably request, including Medicare and Medicaid cost reports and audits, annual reports, security law filings and reports to any security holders;

(iv) Projections. No later than sixty (60) days after the beginning of each fiscal year, an annual consolidated budget for the Borrowers for the next succeeding fiscal year, which Lender shall maintain as confidential in accordance with the provisions of Section 9.6 hereof;

(v) Good Standing Certificates. Contemporaneously with delivery of the annual financial statements referred to in clause (i) above, a good standing certificate from Borrowers’ respective states of organization evidencing that each of the Borrowers remains in good standing in, and continues to be organized under the laws of, such state.

(vi) Change in Fiscal Year. No later than thirty (30) days prior to the effective date thereof, written notice of any change in Borrowers’ fiscal year end.

(vii) Governmental Communications. Within five (5) Business Days after the sending, filing or receipt thereof, copies of all material reports and statements that Providence or any Subsidiary sends to or receives from any national securities exchange or federal governmental securities regulatory agency or that Providence sends to its shareholders generally, including any registration statements or other filings that Providence files with the Securities and Exchange Commission or any national securities exchange or the National Association of Securities Dealers, Inc.

(b) Notice of Event of Default. Promptly upon an Authorized Officer becoming aware of the existence of any condition or event which constitutes an Event of Default or Unmatured Event of Default under this Agreement, a written notice specifying the nature and period of existence thereof and what action Borrowers are taking (and propose to take) with respect thereto;

(c) Notice of Claimed Default. Promptly upon receipt by Borrowers, notice of default, oral or written, given to Borrowers by any creditor for borrowed money in excess of $100,000.

6.8 Officers’ Certificates. Along with the sets of financial statements delivered to Lender by Borrowers at the end of each fiscal quarter and fiscal year pursuant to Section 6.7(a) hereof, Borrowers shall deliver to Lender a certificate (in the form of Exhibit 6.8 attached hereto and made a part hereof) signed on behalf of each Borrower by the chief financial officer of such Borrower setting forth:

(a) Covenant Compliance. The information (including detailed calculations) required in order to establish whether Borrowers are in compliance with the requirements of Section 6.6 as of the end of the period covered by the financial statements then being furnished (and any exhibits appended thereto) under Section 6.7; and

(b) Event of Default. That the signer in his capacity as an officer of Borrowers has reviewed the relevant terms of this Agreement, and has made (or caused to be made under his supervision) a review of the transactions and conditions of Borrowers from the beginning of the accounting period covered by the financial statements being delivered therewith to the date of the certificate, and that such review has not disclosed the existence during such period of any condition or event which constitutes an Event of Default or Unmatured Event of Default or if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action Borrowers have taken or propose to take with respect thereto.

6.9 Inspection. Borrowers will permit any of Lender’s officers or other representatives to visit and inspect Borrowers’ location(s) or where any Collateral is kept during regular business hours to examine and audit all of Borrowers’ books of account, records, reports and other papers, to make copies and extracts therefrom and to discuss Borrowers’ affairs, finances and accounts with Borrowers’ officers, employees and independent certified public accountants and attorneys. Borrowers shall pay to Lender all reasonable fees based on standard rates for such inspections, currently at the rate of $850 per day, per person (plus out-of-pocket expenses). So long as no Event of Default has occurred and is continuing, (i) Lender shall provide Borrowers with reasonable notice of any intended inspection, and (ii) Lender shall not conduct more than one such inspection in any fiscal quarter of the Borrowers.

6.10 Tax Returns and Reports. At Lender’s request from time to time, Borrowers shall promptly furnish Lender with copies of the annual federal and state income tax returns of Borrowers.

6.11 Material Adverse Developments. Borrowers agree that promptly upon Borrowers or any of their officers becoming aware of any development or other information which could reasonably be expected to have a Material Adverse Effect, Borrowers shall give Lender telephonic or facsimile notice specifying the nature of such development or information and such anticipated effect. In addition, such verbal communication shall be confirmed by written notice thereof to Lender on the next Business Day after such verbal notice is given.

6.12 Places of Business. Borrowers shall give ten (10) days prior written notice to Lender of any changes in the location of any of the chief executive office or any other places of business of each Borrower, or the establishment of any new, or the discontinuance of any existing place of business.

6.13 Notice of Action. Borrowers will promptly notify Lender in the event of any legal action, dispute, setoff, counterclaim, defense or reduction that is or which is reasonably expected to be asserted by an Obligor with respect to any Account(s) that may have a material adverse effect on the collectibility of Accounts representing more than one percent (1.0%) of the value of all Eligible Accounts included in the Borrowing Base.

6.14 Verification of Information. At the request of Lender, Borrowers will use commercially reasonable efforts to provide and verify to the Lender the accuracy of information concerning Borrowers of the type provided to Lender in connection with Lender’s decision to enter into this Agreement and such other information concerning Borrowers as Lender may reasonably request in connection with any offering documents with respect to the contemplated securitization of, and sale of securities backed by, the Eligible Accounts pooled together with collateral from other loans in the Lender’s portfolio (the “Securities”), including, without limitation, all information necessary to provide full and complete disclosure to the Lender of all material facts pertaining to an investment in the Securities in compliance with federal and state securities and blue sky laws, and such information may be published in such offering documents and relied upon by Lender and any party arranging the offering of such Securities by Lender or its assignee. No such information provided by the Borrowers to the Lender shall contain any untrue statement of a material fact or omit a material fact (known to the Borrowers in the case of any document not furnished by them) necessary to make the statements contained therein not misleading in light of the circumstances in which the same were made.

6.15 Value Track System™. Borrowers shall permit Lender to interface its Value Track System™ to Borrowers’ data files and will assist Lender in completing and maintaining such interface such that the interface can interpret, track and reconcile the Accounts Detail File provided by Borrowers.

6.16 Commercial Tort Claims. Borrowers shall provide written notice to Lender of any material commercial tort claim to which any Borrower is or becomes a party or which otherwise inures to the benefit of Borrowers and which relates, directly or indirectly, to any Collateral. Such notice shall contain a sufficient description of the commercial tort claim including the parties, the court in which the claim was commenced (if applicable), the docket number assigned to the case (if applicable), and a detailed explanation of the events giving rise to such claim. Borrowers hereby grant Lender a security interest in such commercial tort claim to secure payment of the Obligations. Borrowers shall execute and deliver such instruments, documents and agreements as Lender may reasonably require in order to obtain and perfect such security interest including, without limitation, a security agreement or amendment to this Agreement all in form and substance satisfactory to Lender. Each Borrower authorizes Lender to file (without such Borrower’s signature) financing statements or amendments to existing financing statements as Lender reasonably deems necessary to perfect the security interest;

provided, that so long as no Event of Default or Unmatured Event of Default has occurred and is continuing, Lender shall give Borrowers and their counsel a reasonable opportunity to review and comment on each such financing statement or amendment prior to filing.

SECTION 7. BORROWERS’ NEGATIVE COVENANTS

Borrowers covenant that, until all of Borrowers’ Obligations to Lender are paid and satisfied in full and the Credit Facilities have been terminated:

7.1 Merger, Consolidation, Dissolution or Liquidation.

(a) The Borrowers shall not sell, lease, license, transfer or otherwise dispose of any of their Property, other than: (i) Property sold, leased, licensed, transferred or otherwise disposed of in the ordinary course or ordinary operation of Borrowers’ business; (ii) Property sold, leased, licensed, transferred or otherwise conveyed by a Borrower to another Borrower; and (iii) sales, leases, licenses, transfers and other dispositions of Property in an amount not to exceed $100,000 in any calendar year, in each case, without Lender’s prior written consent, which consent will not be unreasonably withheld.

(b) The Borrowers shall not merge or consolidate with, or acquire, any Person other than a Borrower, without Lender’s prior written consent, except that (i) Borrowers may consummate Permitted Acquisitions and (ii) Borrowers may consummate transactions excluded from clauses (a), (b) or (c) of the definition of “Change of Control”.

(c) No Borrower shall commence a dissolution or liquidation without Lender’s prior written consent, except for the dissolution or liquidation of a Borrower into another Borrower.

7.2 Liens and Encumbrances. The Borrowers shall not: (a) execute a negative pledge agreement with any Person covering any of the Collateral, except for (i) negative pledges relating to assets acquired under lease or financed with Indebtedness permitted under clause (iv) of Section 7.6, and (ii) negative pledges relating to rights under proposed merger or acquisition agreements pending the closing of the subject transactions; or (b) cause or permit or agree or consent to cause or permit in the future (upon the happening of a contingency or otherwise) the Collateral, whether now owned or hereafter acquired, to be subject to any Lien other than Permitted Liens.

7.3 Negative Pledge. The Borrowers shall not pledge, grant or permit any Lien to exist on the Capital Stock of any of their respective Subsidiaries, other than Permitted Liens.

7.4 Transactions With Affiliates, Subsidiaries and Non-Profit Borrowers.

(a) Except for the existing transactions and arrangements described on Schedule 2 hereto, the Borrowers shall not enter into any transaction with any Non-Profit borrower, or any Subsidiary or other Affiliate of any Borrower (other than another Borrower), including, without limitation, the purchase, sale, lease or exchange of Property, or the lending, capitalization or giving of funds (other than as specifically permitted hereunder) to any such Non-Profit Borrower, Affiliate or Subsidiary, unless (i) the transaction is in the ordinary course of and pursuant to the reasonable requirements of Borrowers’ business and upon terms no less favorable to Borrowers as they would obtain in a comparable arm’s-length transaction with any Person not an Affiliate or a Subsidiary, and (ii) such transaction is not otherwise prohibited hereunder. Notwithstanding the foregoing, to the extent not otherwise prohibited hereunder, (x) Providence may raise equity capital from Affiliates, and (y) the Borrowers shall be permitted to incur additional Subordinated Debt on terms and conditions reasonably satisfactory to the Lender.

(b) Subject in any event to the limitations of Section 7.4(a) above, except with the prior written consent of Lender (which consent shall not be unreasonably withheld), Borrowers shall not create or acquire any Subsidiary unless such Subsidiary engages in a business substantially related to the business of Borrowers as conducted immediately prior to the Closing Date, and if required by Lender, such Subsidiary becomes a Borrower hereunder pursuant to the terms of a Joinder Agreement in substantially the form of Exhibit 7.4 attached hereto.

7.5 Guarantees. Borrowers shall not become or be liable, directly or indirectly, primary or secondary, matured or contingent, in any manner, whether as guarantor, surety, accommodation maker, or otherwise, for the existing or future Indebtedness of any kind of any other Person, except: (i) as set forth on Schedule 2 hereto; (ii) for the endorsement in the ordinary course of business of negotiable instruments for deposit or collection; (iii) guaranties of Indebtedness permitted under Section 7.6 hereof; (iv) guaranties of leases permitted hereunder of which a Borrower is the lessee; and (v) guaranties of Subordinated Debt, provided that such guaranty is subordinated to the Obligations pursuant to a Subordination Agreement.

7.6 Indebtedness. Without Lender’s prior written consent, Borrowers shall not create, incur, assume or suffer to exist any Indebtedness (exclusive of trade debt), except: (i) Indebtedness in favor of Lender; (ii) Subordinated Debt; (iii) additional Indebtedness outstanding as of the Closing Date and reflected on Schedule 2 hereto; (iv) Indebtedness incurred in connection with the acquisition of any real or personal Property by the Borrowers, and obligations under Capitalized Leases, provided that as of any date of determination, the amount thereof shall not exceed the sum of $400,000, and provided further, that no such obligation shall be incurred at any time during which an Event of Default or Unmatured Event of Default has occurred and is continuing hereunder; (v) obligations permitted pursuant to Section 7.5; (vi) intercompany Indebtedness owing to any other Borrower; and (vii) provided that no Event of Default or Unmatured Event of Default has occurred and is continuing hereunder at the time of incurrence, additional Indebtedness in an aggregate amount not to exceed $500,000 at any time outstanding.

7.7 Loans to Other Persons. Borrowers shall not make or be permitted to have outstanding any loans, advances or extensions of credit to any Person, except for (i) subject to the provisions of Section 7.4(c), loans and advances in favor of other Borrowers made in the ordinary course of business, and (ii) transactions permitted under Section 7.4(a).

7.8 Withdrawals. Borrowers shall not declare or pay or make any Withdrawals to their Shareholders or their successors or assigns (other than Withdrawals by a Subsidiary to its parent which is a Borrower hereunder), if, prior to or after giving effect to the applicable Withdrawal, an Event of Default or Unmatured Event of Default has or would occur and be continuing.

7.9 Payments on Account of Subordinated Debt. Borrowers shall not make any payment on account of any Subordinated Debt if, prior to or after giving effect to the applicable payment, the relevant Subordination Agreement would be breached.

7.10 No Interference with Collections. Borrowers shall not take any action to interfere with the collection of the Accounts, and Borrowers shall not amend or waive the terms and conditions of any Account or any related Contract in any material adverse manner without Lender’s prior written consent. Borrowers will continue to make all payments to Obligors necessary to prevent any Obligor offsetting any earlier overpayment to Borrowers against any amounts such Obligor owes on an Account.

7.11 Deposit Accounts. Borrowers shall not establish any deposit account unless the applicable Borrower(s) shall have delivered to Lender an agreement of the applicable depository institution in form substantially similar to the Provider Account Agreements, as modified by the letter agreements referred to in Section 2.9(a) and sufficient to establish “control” over such deposit accounts in favor of Lender within the meaning of the Uniform Commercial Code.

SECTION 8. DEFAULT

8.1 Events of Default. Each of the following events shall constitute an event of default (“Event of Default”) and Lender shall thereupon have the option to declare the Obligations immediately due and payable, all without demand, notice, presentment or protest or further action of any kind (it also being understood that the occurrence of any of the events or conditions set forth in subparagraphs (j), (k), (l) or (r) shall automatically cause an acceleration of the Obligations):

(a) Payments—if Borrowers fail to make any payment of principal or interest on the date when such payment is due and payable and such failure continues for a period of two (2) Business Days; provided however, that the two (2) Business Days grace period shall not be applicable if such payments are due and payable due to maturity, acceleration or demand, whether following an Event of Default or otherwise; or

(b) Other Charges—if Borrowers fail to pay any other charges, fees, Expenses or other monetary obligations owing to Lender, arising out of or incurred in connection with this Agreement on the date when such payment is due and payable, whether upon maturity, acceleration, demand or otherwise, and such failure continues for a period of five (5) Business Days after the earlier of Borrowers becoming aware of such failure or Borrowers receipt of written notice of such failure from Lender; provided however, that the five (5) Business Day grace period shall not be applicable if such payments are due and payable due to maturity, acceleration or demand, whether following an Event of Default, or otherwise; or

(c) Particular Covenant Defaults—if Borrowers fail to perform, comply with or observe any covenant or undertaking contained in this Agreement not otherwise described in this Section 8.1, and such failure continues for a period of ten (10) Business Days after the earlier of Borrowers becoming aware of such failure or Borrowers receipt of written notice of such failure from Lender; or

(d) Change in Control—a Change in Control shall occur; or

(e) Uninsured Loss—if there shall occur any uninsured damage to or loss, theft, or destruction in excess of $250,000 with respect to any portion of the Property of a Borrower; or

(f) Warranties or Representations—if any warranty, representation or other statement by or on behalf of Borrowers, contained in or pursuant to this Agreement, or in any document, agreement or instrument furnished in compliance with, relating to, or in reference to this Agreement, is false, erroneous, or misleading in any material respect when made; or

(g) Agreements with Others—if any Borrower shall default beyond any grace period under any agreement in respect of any Indebtedness for borrowed money in an amount in excess of $250,000 and (i) such default consists of the failure to pay any principal, premium or interest with respect to such Indebtedness, or (ii) such default consists of the failure to perform any covenant or agreement with respect to such Indebtedness, in each case, if the effect of such default is to cause or permit such Borrowers’ obligations which are the subject thereof to become due prior to the scheduled maturity date or prior to the regularly scheduled date of payment; or

(h) Other Agreements with Lender—if an event of default occurs under any other existing or future agreement (related or unrelated) between or among Borrowers and Lender, including without limitation, any other Loan Documents or any lease agreements or finance agreements with any affiliate of Lender; or

(i) Judgments—if any final judgment for the payment of money in excess of $500,000 shall be rendered against any of the Borrowers which is not fully and unconditionally covered by insurance or an appeal bond, or for which Borrowers have not established a cash or cash equivalent reserve in the amount of such judgment; or

(j) Assignment for Benefit of Creditors, etc.—if any Borrower makes or proposes an assignment for the benefit of creditors generally, offers a composition or extension to creditors, or makes or sends notice of an intended bulk sale of any business or assets now or hereafter owned or conducted by such Borrower which could reasonably be expected to have a Material Adverse Effect; or

(k) Bankruptcy, Dissolution, etc.—upon the commencement of any action for the dissolution or liquidation of any of the Borrowers, or the commencement of any proceeding to avoid any transaction entered into by any of the Borrowers, or the commencement of any case or proceeding for reorganization or liquidation of any Borrower’s debts under the Bankruptcy Code or any other state or federal law now or hereafter enacted for the relief of debtors, whether instituted by or against Borrowers; provided, however, that the Borrowers shall have forty-five (45) days to obtain the dismissal or discharge of involuntary proceedings filed against them, it being understood that during such forty-five (45) day period, Lender shall be not obligated to make Advances or Term Advances hereunder and Lender may seek adequate protection in any bankruptcy proceeding; or

(l) Receiver—upon the appointment of a receiver, liquidator, custodian, trustee or similar official or fiduciary for any of the Borrowers or for any of their Property; provided, however, that the Borrowers shall have forty-five (45) days to obtain the rescission of the appointment of such an official or fiduciary without the consent of the Borrowers, it being understood that during such forty-five (45) day period, Lender shall not be obligated to make Advances of Term Advances hereunder, and Lender may seek adequate protection in any relevant proceeding; or

(m) Execution Process, Seizure, etc.—the issuance of any execution or distraint process against any of the Borrowers which could result in a Material Adverse Effect, or any Property of Borrowers is seized without compensation by any governmental entity, federal, state or local; or

(n) Termination of Business—if Borrowers cease any material portion of their business operations as presently conducted; or

(o) Pension Benefits, etc.—if Borrowers fail to comply with ERISA, so that grounds exist to permit the appointment of a trustee under ERISA to administer their employee plans or to allow the Pension Benefit Guaranty Corporation to institute proceedings to appoint a trustee to administer such plan(s), or to permit the entry of a Lien to secure any deficiency or claim; or

(p) Investigations—Lender reasonably determines, based on evidence received by Lender, that there is reasonable cause to believe that Borrowers may have directly or indirectly been engaged in any type of activity which would be reasonably likely to result in the forfeiture of any Property of Borrowers to any governmental entity, federal, state or local; or

(q) Material Adverse Events—

(i) Lender reasonably determines that an event which materially and adversely affects the likelihood of collection of a material portion of the Accounts has occurred; or

(ii) There shall occur any Material Adverse Effect or a material adverse change occurs in the business or condition of Borrowers.

(r) Lockbox Instructions—Following the occurrence of a Lockbox Trigger Event and notification thereof by Lender to the Lockbox Banks, any instruction or agreement regarding a Lockbox or the bank accounts related thereto is amended or terminated without the written consent of Lender, or if Borrowers fail, within two (2) Business Days of receipt, to forward Collections it receives with respect to any Accounts to the applicable Lockbox.

8.2 Cure. Nothing contained in this Agreement or the Loan Documents shall be deemed to compel Lender to accept a cure of any Event of Default hereunder.

8.3 Rights and Remedies on Default.

(a) In addition to all other rights, options and remedies granted or available to Lender under this Agreement or the Loan Documents, or otherwise available at law or in equity, upon or at any time after the occurrence and during the continuance of an Event of Default or Unmatured Event of Default, Lender may, in its discretion, withhold or cease making Advances and Term Advances under the Credit Facilities.

(b) In addition to all other rights, options and remedies granted or available to Lender under this Agreement or the Loan Documents (each of which is also then exercisable by Lender), Lender may, in its discretion, upon or at any time after the occurrence and during the continuance of an Event of Default, terminate the Credit Facilities.

(c) In addition to all other rights, options and remedies granted or available to Lender under this Agreement or the Loan Documents (each of which is also then exercisable by Lender), Lender may, upon or at any time after the occurrence and during the continuance of an Event of Default, exercise all rights under the UCC and any other applicable law or in equity, and under all Loan Documents permitted to be exercised after the occurrence and during the continuance of an Event of Default, including the following rights and remedies (which list is given by way of example and is not intended to be an exhaustive list of all such rights and remedies):

(i) Subject to all applicable laws and regulations governing payment of Medicare and Medicaid receivables, the right to “take possession” of the Collateral, and notify all Obligors of Lender’s security interest in the Collateral and require payment under the Accounts to be made directly to Lender, and Lender may, in its own name or in the name of the applicable Borrowers, exercise all rights of a secured party with respect to the Collateral and collect, sue for and receive payment on all Accounts, and settle, compromise and adjust the same on any terms as may be satisfactory to Lender, in its sole and absolute discretion for any reason or without reason and Lender may do all of the foregoing with or without judicial process (including without limitation notifying the United States postal authorities to redirect mail addressed to Borrowers, to an address designated by Lender); or

(ii) Require Borrowers, at Borrowers’ expense, to assemble all or any part of the Collateral and make it available to Lender at any place designated by Lender, which may include providing Lender or any entity designated by Lender with access (either remote or direct) to Borrowers’ information system for purposes of monitoring, posting payments and rebilling Accounts to the extent deemed desirable by Lender in its sole discretion; or

(iii) The right to reduce or modify the Commitments, the Borrowing Base or any portion thereof, or the Advance Rate, or to modify the terms and conditions upon which Lender may be willing to consider making Loans under the Credit Facilities or to take additional reserves in the Borrowing Base for any reason.

(d) Borrowers hereby agree that a notice received at least ten (10) days before the time of any intended public sale or before the time after which any private sale or other disposition of the Collateral is to be made, shall be deemed to be reasonable notice of such sale or other disposition. If permitted by applicable law, any Collateral which threatens to speedily decline in value or which is sold on a recognized market may be sold immediately by Lender without prior notice to Borrowers. Borrowers covenant and agree not to interfere with or impose any obstacle to Lender’s exercise of its rights and remedies with respect to the Collateral.

8.4 Nature of Remedies. All rights and remedies granted Lender hereunder and under the Loan Documents, or otherwise available at law or in equity, shall be deemed concurrent and cumulative, and not alternative remedies, and Lender may proceed with any number of remedies at the same time until all Obligations are satisfied in full. The exercise of any one right or remedy shall not be deemed a waiver or release of any other right or remedy, and Lender, upon or at any time after the occurrence of an Event of Default, may proceed against Borrowers, at any time, under any agreement, with any available remedy and in any order.

8.5 Set-Off. If any bank account or other Property held by or with Lender, or any Affiliate of Lender, or any participant is attached or otherwise liened or levied upon by any third party, Lender (and such participant) shall have and be deemed to have, without notice to Borrowers, the immediate right of set-off and may apply the funds or other amounts or property thus set off against any of Borrowers’ Obligations hereunder.

SECTION 9. MISCELLANEOUS

9.1 GOVERNING LAW. THIS AGREEMENT, AND ALL RELATED AGREEMENTS AND DOCUMENTS, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF NEW JERSEY. THE PROVISIONS OF THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ALL OTHER AGREEMENTS AND DOCUMENTS REFERRED TO HEREIN ARE TO BE DEEMED SEVERABLE, AND THE INVALIDITY OR UNENFORCEABILITY OF ANY PROVISION SHALL NOT AFFECT OR IMPAIR THE REMAINING PROVISIONS WHICH SHALL CONTINUE IN FULL FORCE AND EFFECT.

9.2 Integrated Agreement. This Agreement, the Revolving Credit Note, the Term Note, the other Loan Documents and all related agreements, and shall be construed as integrated and complementary of each other, and as augmenting and not restricting Lender’s rights and remedies. If, after applying the foregoing, an inconsistency still exists, the provisions of this Agreement shall constitute an amendment thereto and shall control.

9.3 Waiver and Indemnity.

(a) No omission or delay by Lender in exercising any right or power under this Agreement or any related agreements and documents will impair such right or power or be construed to be a waiver of any default, or Event of Default or an acquiescence therein, and any single or partial exercise of any such right or power will not preclude other or further exercise thereof or the exercise of any other right, and as to Borrowers no waiver will be valid unless in writing and signed by Lender and then only to the extent specified.

(b) Borrowers release and shall indemnify, defend and hold harmless Lender, and its officers, directors, employees and agents, of and from any claims, demands, liabilities, obligations, judgments, injuries, losses, damages and costs and expenses (including, without limitation, reasonable legal fees) resulting from (i) acts or conduct of Borrowers under, pursuant or related to this Agreement and the other Loan Documents, (ii) Borrowers’ breach, or alleged breach, or violation of any representation, warranty, covenant or undertaking contained in this Agreement or the other Loan Documents, and (iii) Borrowers’ failure, or alleged failure, to comply with any or all laws, statutes, ordinances, governmental rules, regulations or standards, whether federal, state or local, or court or administrative orders or decrees (including without limitation environmental laws, etc.), and all costs, expenses, fines, penalties or other damages resulting therefrom, unless resulting from acts or conduct of Lender constituting willful misconduct or gross negligence.

(c) Lender shall not be liable for, and Borrowers hereby agree that Lender’s liability in the event of a breach by Lender of this Agreement shall be limited to Borrowers’ direct damages suffered and shall not extend to, any consequential or incidental damages. In the event Borrowers bring suit against Lender in connection with the transactions contemplated hereunder, and Lender is found not to be liable, Borrowers shall indemnify and hold Lender harmless from all costs and expenses, including attorneys’ fees, incurred by Lender in connection with such suit.

9.4 Time. Whenever Borrowers shall be required to make any payment, or perform any act, on a day which is not a Business Day, such payment may be made, or such act may be performed, on the next succeeding Business Day. Time is of the essence in Borrowers’ performance under all provisions of this Agreement and all related agreements and documents.

9.5 Expenses of Lender.

(a) At Closing and from time to time thereafter, Borrowers will pay all reasonable expenses of Lender on demand (including, without limitation, search costs, audit fees, appraisal fees, and the fees and expenses of legal counsel for Lender) relating to this Agreement,and all related agreements and documents, including, without limitation, expenses incurred in the analysis, negotiation, preparation, closing, administration and enforcement of this Agreement and the other Loan Documents, the enforcement, protection and defense of the rights of Lender in and to the Loans and Collateral or otherwise hereunder, and any reasonable expenses relating to extensions, amendments, waivers or consents pursuant to the provisions hereof, or any related agreements and documents or relating to agreements with other creditors, or termination of this

Agreement (collectively, the “Expenses”). Any Expenses not paid upon demand by Lender shall bear interest at the per annum rate equal to the highest interest rate then applicable to the Loans.

(b) In addition, if at any time following the date of this Agreement, Borrowers effect any change which results in a change in the format or sequence of Borrowers’ data, Borrowers shall pay to Lender its reasonable charge for implementing such changes as are necessary to accommodate the changes in the format or sequence of the data such that the Value Track System™ is capable of importing such data, including an hourly fee of $125.

9.6 Confidentiality. Except as provided in Section 9.17 hereof or to the extent required by law or applicable regulations, Borrowers and Lender agree to maintain the confidentiality of this Agreement and not to disclose the contents hereof or provide a copy hereof to any third party, except (i) accountants, lawyers and financial advisers of the parties who are informed of and agree to be bound by this Section 9.6, and (ii) that copies hereof may be provided to any assignee or participant (or potential assignee or participant) of Lender’s interests herein, any investors or prospective investors who acquire or may acquire Securities backed by Accounts and any parties which facilitate the issuance of such Securities, including rating agencies, guarantors and insurers who are informed of and agree to be bound by this Section 9.6. Subject to disclosures required pursuant to subpoena or under applicable law, Lender agrees to maintain the confidentiality of patient information obtained as a result of its interests in, or duties with respect to, the Accounts. In addition to the foregoing, Lender shall hold all non-public information relating to any Borrower obtained in connection with this Agreement (including, without limitation, information received in the context of matters described in Sections 6.9, 6.10 and 6.11 hereof), any other Loan Document or other documents delivered in connection herewith or therewith as confidential in accordance with customary procedures for handling confidential information of its nature. Unless specifically prohibited by applicable law or court order, the Lender shall notify the Borrowers of any request by any governmental authority or representative thereof for disclosure of any such non-public information prior to disclosure of such information.

9.7 Notices.

(a) Any notices or consents required or permitted by this Agreement shall be in writing and shall be deemed given if delivered in person or if sent by telecopy or by nationally recognized overnight courier, or via first class, Certified or Registered mail, postage prepaid, to the address of such party set forth below, unless such address is changed by written notice hereunder:

Notices to Borrowers:	The Providence Service Corporation
620 North Craycroft Road
Tucson, AZ 85711
Attn: Fletcher J. McCusker, Chief Executive Officer
Telephone: (520) 748-7108
Fax: (520) 748-1448

With a copy to:	Blank Rome, LLP
One Logan Square
18th and Cherry Street
Philadelphia, PA 19103
Attn: Thomas P. Dwyer, Esq.
Telephone: (215) 569-5500
Fax: (215) 569-5555

Notices to Lender:	Healthcare Business Credit Corporation
305 Fellowship Road, Suite 300
Mount Laurel, NJ 08054
Attn: Bernard J. Lajeunesse, President
Telephone: (800) 952-0245
Fax: (856) 222-0568

With a copy to:	Greenberg Traurig, LLP
One International Place
Third Floor
Boston, MA 02110
Attn: Jeffrey M. Wolf, Esq.
Telephone: (617) 310-6000
Fax: (617) 310-6001

(b) Any notice sent by Lender or Borrowers, by any of the above methods shall be deemed to be given when so received.

(c) Lender shall be fully entitled to rely upon any facsimile transmission or other writing purported to be sent by any Authorized Officer (whether requesting an Advance or otherwise) as being genuine and authorized.

9.8 Headings. The headings of any paragraph or Section of this Agreement are for convenience only and shall not be used to interpret any provision of this Agreement.

9.9 Survival. All warranties, representations, and covenants made by any or all Borrowers and/herein, or in any agreement referred to herein or on any certificate, document or other instrument delivered by it or on its behalf under this Agreement, shall be considered to have been relied upon by Lender, and shall survive the delivery to Lender of the Notes and the other Loan Documents, regardless of any investigation made by Lender or on its behalf. All statements in any such certificate or other instrument prepared and/or delivered for the benefit of Lender shall constitute warranties and representations by Borrowers hereunder. Except as otherwise expressly provided herein, all covenants made by Borrowers hereunder or under any other agreement or instrument shall be deemed continuing until all Obligations are satisfied in full.

9.10 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties. Borrowers may not transfer,

assign or delegate any of their duties or obligations hereunder. Lender shall have the right at any time or times to assign all or any portion of the Credit Facilities and the Commitments and/or grant participations in the Obligations, provided, however, that so long as no Unmatured Event of Default or Event of Default has occurred and is continuing, (i) Lender shall notify the Borrower Agent of any proposed assignment and Borrowers shall have the right to approve the applicable assignee (which approval shall not be unreasonably withheld or delayed), and (ii) the Lender shall negotiate in good faith with the Borrowers to amend this Agreement and the other Loan Documents to add reasonable and customary language relating to multiple lenders. Notwithstanding the foregoing, the Borrowers shall not have the right to approve (x) an assignment of the rights of Lender with respect to the Loans as collateral security to Lender’s funding sources, (y) any assignment by Lender in connection with the consummation of any securitization or sale of Securities contemplated by Section 9.14 hereof, or (z) a sale of the Lender or all or a substantial portion of its portfolio of loans.

9.11 Duplicate Originals. Two or more duplicate originals of this Agreement may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument. This Agreement may be executed in counterparts, all of which counterparts taken together shall constitute one completed fully executed document.

9.12 Modification. No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed by Borrowers and Lender.

9.13 Third Parties. No rights are intended to be created hereunder, or under any related agreements or documents for the benefit of any third party donee, creditor or incidental beneficiary of Borrowers. Nothing contained in this Agreement shall be construed as a delegation to Lender of Borrowers’ duty of performance, including, without limitation, Borrowers’ duties under any account or contract with any other Person.

9.14 Waivers.

(a) Borrowers hereby consent and agree that Lender, at any time or from time to time in its discretion may: (i) settle, compromise or grant releases for liabilities of Borrowers, and/or any other Person or Persons liable for any Obligations; (ii) following the occurrence of an Event of Default, exchange, release, surrender, sell, subordinate or compromise any Collateral of any party now or hereafter securing any of the Obligations; and (iii) following an Event of Default, apply any and all payments received at any time against the Obligations in any order as Lender may determine; all of the foregoing in such manner and upon such terms as Lender may see fit, without notice to or further consent from Borrowers who hereby agree and shall remain bound upon this Agreement notwithstanding any such action on Lender’s part.

(b) The liability of Borrowers hereunder is absolute and unconditional and shall not be reduced, impaired or affected in any way by reason of (i) any failure to obtain, retain or preserve, or the lack of prior enforcement of, any rights against any Person or Persons, or in any Property, (ii) the invalidity or unenforceability of any Obligations or rights in any Collateral, (iii) any delay in making demand upon Borrowers or any delay in enforcing, or any failure to enforce, any rights against Borrowers or in any Collateral even if such rights are thereby lost, (iv)

any failure, neglect or omission to obtain, perfect or retain any lien upon, protect, exercise rights against, or realize on, any Property of Borrowers, or any other party securing the Obligations, (v) the existence or non-existence of any defenses which may be available to the Borrowers with respect to the Obligations, or (vi) the commencement of any bankruptcy, reorganization, liquidation, dissolution or receivership proceeding or case filed by or against any of Borrowers.

9.15 CONSENT TO JURISDICTION. BORROWERS AND LENDER HEREBY IRREVOCABLY CONSENT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN THE STATE OF NEW JERSEY IN ANY AND ALL ACTIONS AND PROCEEDINGS WHETHER ARISING HEREUNDER OR UNDER ANY OTHER AGREEMENT OR UNDERTAKING. BORROWERS WAIVE ANY OBJECTION TO IMPROPER VENUE AND FORUM NON-CONVENIENS TO PROCEEDINGS IN ANY SUCH COURT AND ALL RIGHTS TO TRANSFER FOR ANY REASON. BORROWERS IRREVOCABLY AGREE TO SERVICE OF PROCESS BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED TO THE ADDRESS OF THE APPROPRIATE PARTY SET FORTH HEREIN.

9.16 WAIVER OF JURY TRIAL. BORROWERS AND LENDER HEREBY WAIVE ANY AND ALL RIGHTS THEY MAY HAVE TO A JURY TRIAL IN CONNECTION WITH ANY LITIGATION COMMENCED BY OR AGAINST LENDER WITH RESPECT TO RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO OR UNDER THE LOAN DOCUMENTS, WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE.

9.17 Publication. Borrowers grant Lender the right to publish and/or advertise information to the effect that this transaction has closed, which information may include, without limit, (i) the names of Borrowers and Lender, (ii) the size of the transaction and (iii) those items of information commonly included within a “tombstone advertisement” of the type customarily published in financial or business periodicals.

9.18 Discharge of Taxes, Borrowers’ Obligations, Etc. Lender, in its sole discretion, shall have the right at any time, and from time to time, with prior notice to Borrowers, if Borrowers fail to do so five (5) Business Days after requested in writing to do so by Lender, to: (a) pay for the performance of any of Borrowers’ Obligations hereunder, and (b) discharge taxes or liens, at any time levied or placed on any of Borrowers’ Property in violation of this Agreement unless Borrowers are in good faith with due diligence by appropriate proceedings contesting such taxes or liens. Lender may, in its discretion, upon five (5) Business Days’ notice to Borrower Agent (unless an Event of Default shall have occurred, in which case no such notice shall be required), fund an Advance to pay Expenses hereunder. Lender shall have no obligation to make any such payment or Advance, and such payments and Advances made by Lender shall not be construed as a waiver by Lender of an Event of Default under this Agreement.

9.19 Injunctive Relief. The parties acknowledge and agree that, in the event of a breach or threatened breach of Borrowers’ Obligations hereunder, Lender may have no adequate remedy in money damages and, accordingly, shall be entitled to an injunction (including without limitation, a temporary restraining order, preliminary injunction, writ of attachment, or order compelling an audit) against such breach or threatened breach, including without limitation, maintaining the cash management and collection procedure described herein. However, no specification in this Agreement of a specific legal or equitable remedy shall be construed as a waiver or prohibition against any other legal or equitable remedies in the event of a breach or threatened breach of any provision of this Agreement.

9.20 Privacy of Patient Information. Lender acknowledges and agrees that Borrowers may be required to adhere to certain restrictions and conditions regarding the use and/or disclosure of the patient health information to which Lender has access under this Agreement in order to comply with applicable federal and state laws and/or regulations governing the security, integrity and confidentiality of patient health information, including, but not limited to, regulations, standards or rules promulgated under the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) (collectively, “Privacy Laws”). In the event any Privacy Laws are interpreted by Borrowers to require, or any Covered Entity (as defined under HIPAA) requires, the parties to amend their business practices regarding the use and/or disclosure of patient health information hereunder, Lender agrees, at Borrowers’ sole cost and expense, to take, or cause to be taken, all reasonable actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under the Privacy Laws to assure that the patient health information to which Lender has access under this Agreement is used and disclosed solely as permitted under the Privacy Laws, including but not limited to, amendment of this Agreement; provided,however, that if Lender reasonably determines that any such compliance or action would have a material adverse effect on the Collateral, the ability of Lender to enforce its rights and remedies under this Agreement as a whole or Lender’s ability to monitor the Collateral to the extent required to enable the Lender to make accurate determinations concerning the face amount, balance and Estimated Net Value of Accounts, the extent to which Accounts constitute Eligible Accounts, the extent to which Accounts constitute Defaulted Accounts, and the amount of Collections in respect of Accounts, then Lender may, upon 180 days prior notice, terminate the Credit Facilities and upon such termination Borrowers shall immediately repay all outstanding Obligations. Lender acknowledges and agrees that Borrowers shall not be obligated to pay a Termination Fee in the event that the Credit Facility is terminated by Lender under this Section 9.20.

[Signatures on the Following Pages]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first above written.

BORROWERS:

THE PROVIDENCE SERVICE CORPORATION, individually and as Borrower Agent		PROVIDENCE OF ARIZONA, INC

By:	/s/ Fletcher J. McCusker	By:	/s/ Fletcher J. McCusker

Name:	Fletcher J. McCusker	Name:	Fletcher J. McCusker
Title:	CEO	Title:	Chairman and CEO

PROVIDENCE SERVICE CORPORATION OF TEXAS		PROVIDENCE SERVICE CORPORATION OF OKLAHOMA

By:	/s/ Fletcher J. McCusker	By:	/s/ Fletcher J. McCusker

Name:	Fletcher J. McCusker	Name:	Fletcher J. McCusker
Title:	Chairman and CEO	Title:	Chairman and CEO

FAMILY PRESERVATION SERVICES, INC.		PROVIDENCE SERVICE CORPORATION OF MAINE

By:	/s/ Fletcher J. McCusker	By:	/s/ Fletcher J. McCusker

Name:	Fletcher J. McCusker	Name:	Fletcher J. McCusker
Title:	Chairman and CEO	Title:	Chairman and CEO

FAMILY PRESERVATION SERVICES OF FLORIDA, INC.		FAMILY PRESERVATION SERVICES OF NORTH CAROLINA, INC.

By:	/s/ Fletcher J. McCusker	By:	/s/ Fletcher J. McCusker

Name:	Fletcher J. McCusker	Name:	Fletcher J. McCusker
Title:	Chairman and CEO	Title:	Chairman and CEO

FAMILY PRESERVATION SERVICES OF WEST VIRGINIA, INC		CAMELOT CARE CORPORATION

By:	/s/ Fletcher J. McCusker	By:	/s/ Fletcher J. McCusker

Name:	Fletcher J. McCusker	Name:	Fletcher J. McCusker
Title:	Chairman and CEO	Title:	Chairman and CEO

CAMELOT CARE CENTERS, INC.		PROVIDENCE SERVICE CORPORATION OF DELAWARE

By:	/s/ Fletcher J. McCusker	By:	/s/ Fletcher J. McCusker

Name:	Fletcher J. McCusker	Name:	Fletcher J. McCusker
Title:	Chairman and CEO	Title:	Chairman and CEO

FAMILY PRESERVATION SERVICES OF WASHINGTON D.C., INC.

By:	/s/ Fletcher J. McCusker

Name:	Fletcher J. McCusker
Title:	Chairman and CEO

LENDER: HEALTHCARE BUSINESS CREDIT CORPORATION

By:	/s/ Michael D. Gervais

Name:	Michael D. Gervais
Title:	Vice President - Portfolio Management